Exhibit 2.2

ASSET PURCHASE AGREEMENT
DATED AS OF THE 21ST DAY OF JULY, 2008
BY AND AMONG
EQ ACQUISITIONS 2003, INC., EQUILEASE FINANCIAL SERVICES, INC.,
IRWIN COMMERCIAL FINANCE CORPORATION,
EQUIPMENT FINANCE
AND
IRWIN UNION BANK AND TRUST COMPANY

Table of Contents

Page
ARTICLE I PURCHASE AND SALE OF THE ASSETS	2
Section 1.01. Assets	2
Section 1.02. Assumed Liabilities	2
Section 1.03. Purchase Price	3
Section 1.04. Adjustments to Purchase Price	8
Section 1.05. Allocation of Purchase Price	9
Section 1.06. Accrued Payments	9
Section 1.07. “As Is Where Is” Transaction	9
ARTICLE II CLOSING	10
Section 2.01. Closing Date	10
Section 2.02. Deliveries by Seller	10
Section 2.03. Deliveries by Purchaser	12
ARTICLE III CONDITIONS PRECEDENT	13
Section 3.01. Conditions Precedent to Obligations of Seller	13
Section 3.02. Conditions Precedent to Obligations of Purchaser	13
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER	14
Section 4.01. Organization; Power	15
Section 4.02. Authorization and Validity of Agreement	15
Section 4.03. No Conflict or Violation	15
Section 4.04. The Loans and Notes	16
Section 4.05. The Leases and Lease Documents	18
Section 4.06. Licenses and Permits	20
Section 4.07. Compliance with Law	20
Section 4.08. Litigation	21
Section 4.09. Title to the Assets and Related Matters	21
Section 4.10. Broker’s and Finder’s Fees	21
Section 4.11. Disclaimer	21
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER	22
Section 5.01. Organization; Power	22
Section 5.02. Authorization and Validity of Agreement	22
Section 5.03. No Conflict or Violation	22
Section 5.04. Approvals and Consents	22
Section 5.05. Broker’s and Finder’s Fees	22
Section 5.06. Sufficient Funds to Close	23
Section 5.07. Due Diligence Investigation	23
ARTICLE VI PRE-CLOSING COVENANTS	23
Section 6.01. Affirmative Covenants	23
Section 6.02. Negative Covenants	23
Section 6.03. Access; Cooperation	24
Section 6.04. Notification of Certain Matters	24
Section 6.05. Updates to Disclosure Schedules	24
Section 6.06. Notices and Covenants	25
Section 6.07. Notices and Servicing	25
Section 6.08 Transferring Employees	19
ARTICLE VII INDEMNIFICATION; SURVIVAL	25
Section 7.01. Indemnification By Seller	25

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ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (“Agreement”), dated as of July 21, 2008 is made and entered into by and among EQ Acquisitions 2003, Inc., a Delaware corporation (“Purchaser”), Equilease Financial Services, Inc., a Delaware corporation (“Purchaser Guarantor”), Irwin Commercial Finance Corporation, Equipment Finance (“Seller”) and Irwin Union Bank and Trust Company (“Guarantor”).
WITNESSETH:
     WHEREAS, Seller is engaged in the business of originating, purchasing, and servicing small-ticket equipment loans and leases throughout the United States of America (the “Business”);
     WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, the Assets (as hereinafter defined) upon the terms and subject to the conditions set forth in this Agreement;
     WHEREAS, in connection with the consummation of the transactions hereunder, Purchaser is requiring that Guarantor guarantee certain obligations of Seller as more fully described in this Agreement;
     WHEREAS, Seller is a wholly-owned subsidiary of Guarantor, and Guarantor has determined that the sale of the Assets by Seller to Purchaser and Guarantor’s guarantee of certain obligations of Seller as more fully described in this Agreement are in the best interests of Guarantor;
     WHEREAS, in connection with the consummation of the transactions hereunder, Seller is requiring that Purchaser Guarantor guarantee certain obligations of Seller as more fully described in this Agreement;
     WHEREAS, Purchaser is an indirect, wholly-owned subsidiary of Purchaser Guarantor, and Purchaser Guarantor has determined that the sale of the Assets by Seller to Purchaser and Purchaser Guarantor’s guarantee of certain obligations of Purchaser as more fully described in this Agreement are in the best interests of Purchaser Guarantor; and
     WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to them in Article XI;
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT
ARTICLE I
PURCHASE AND SALE OF THE ASSETS
     Section 1.01. Assets. Upon the terms and subject to the conditions set forth in this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained, at the Closing, Purchaser shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser, all of Seller’s right, title and interest in and to all of the properties, assets and interests in and to only the following assets of Seller (collectively, the “Assets”), free and clear of all Encumbrances, other than Permitted Encumbrances. The Assets shall include only the following items:
     (a) the Portfolio;
     (b) all Financed Property;
     (c) all Advances;
     (d) the Contracts identified on Schedule 1.01(d) of the Disclosure Schedules (collectively, the “Assigned Contracts”); and
     (e) all Files and Records relating to any item of the Portfolio, the Financed Property, the Advances and the Assigned Contracts, except to the extent required by Law to be retained by Seller.
     Section 1.02. Assumed Liabilities. At the Closing, Purchaser shall assume and agree to discharge the following Liabilities of Seller (collectively, the “Assumed Liabilities”):
     (a) all Liabilities of Seller under the Loan Documents or the Lease Documents arising at any time after the Closing Date (other than Liabilities arising as a result of actions or omissions by Seller prior to the Closing Date);
     (b) all Liabilities of Seller relating to the possession, ownership, use and operation of the Financed Property or any of the other Assets (except to the extent any such Assets are covered by other subsections of the Section 1.02) arising at any time after the Closing Date (other than Liabilities arising as a result of actions or omissions by Seller prior to the Closing Date);
     (c) those Liabilities of Seller related to the future payment or performance under the Assigned Contracts which: (A) initially accrue or arise after the Closing Date; and (b) is not the result of or caused by any breach or default of Seller or any of its Affiliates thereunder; and
     (d) all Liabilities of Seller for transfer, sales, use and other non-income Taxes arising out of the consummation of the transactions contemplated hereby.

     Any other Liabilities of Seller shall not be assumed by Purchaser and shall remain the sole and exclusive responsibility of Seller.
     Section 1.03. Purchase Price. The aggregate consideration (the “ Purchase Price”) to be paid by Purchaser to Seller for the Assets, subject to adjustment pursuant to Section 1.04, shall be equal to the sum of the following:
     (a) Closing Cash Payment. The aggregate cash amount to be paid by Purchaser to Seller for the Assets (the “Closing Cash Payment”) shall be $179,858,285 (subject to adjustment pursuant to Section 1.03(b), Section 1.03(d) and any post-closing adjustment to take into account the items described in Section 1.04 hereof), plus interest thereon from July 1, 2008 until the Closing Date at an interest rate equal to eight and four-tenths of a percent (8.4%) per annum. The Closing Cash Payment shall be paid by Purchaser to Seller on the Closing Date provided that all required documents have been received by Purchaser and all other conditions to Purchaser’s obligation to close set forth herein have been met and fulfilled. In the event that Seller receives or has received, after June 30, 2008 (the “Cutoff Date”) and before the Closing Date, any payments under the Loan Documents and/or Lease Documents, Seller shall give Purchaser a credit for the amount thereof against the payment of the Closing Cash Payment. In addition, any security deposits and prepaid amounts paid by any Obligors to Seller and any broker/vendor net reserves and holdbacks and any suspense and unapplied cash shall be credited against the Closing Cash Payment and are reflected on the Disclosure Schedules. The Closing Cash Payment was calculated utilizing and based upon a spreadsheet of information on the Assets provided by Seller as of the Cutoff Date.
     (b) Additional Purchase Price Payment. In addition to the Closing Cash Payment, Seller shall be entitled to receive additional consideration for the sale of the Assets of up to a maximum of $6,000,000 determined and payable as follows:
     (i) Amount and Payment. The additional consideration shall be the positive amount (but not more than $6,000,000) by which $13,000,000 exceeds the Net Losses (as defined below) realized by Purchaser from Portfolio collections (exclusive of Taxes received) (“Additional Purchase Price”). The Additional Purchase Price shall be paid in monthly installments in an amount determined by multiplying (x) monthly Lease and Loan payments received by Purchaser (exclusive of taxes received) during the immediately prior month by (y) ten percent (10%) (or such higher percentage as shall become applicable under (b)(iii) below) but not in excess of the balance of the then outstanding and unpaid Additional Purchase Price. The Additional Purchase Price, if any, shall be paid in monthly installments commencing June 15, 2010 and on the fifteenth (15th) day of each calendar month thereafter until the first to occur of (i) the Net Losses exceeds $13,000,000, or (ii) Seller has received the maximum amount of Additional Purchase Price collectable as calculated in accordance with subsection (ii).
     (ii) Calculation. On or before June 10, 2010, Purchaser shall provide Seller with an initial calculation of the Additional Purchase Price for the period commencing on the Closing Date through and including May 31, 2010 (the “Initial Calculation”). In the event the Initial Calculation indicates a positive difference resulting from the subtraction from $13,000,000 of the Net Losses realized by Purchaser from Portfolio collections (exclusive of Taxes) received, the Additional Purchase Price shall be calculated and payable as provided in subsection (i) above. In the event the Initial Calculation demonstrates that the difference between Net Losses and $13,000,000 is a negative number, then no Additional Purchase Price shall be payable hereunder.
     (iii) Monthly Reports. Purchaser shall thereafter provide, on or before the tenth (10th) day of each month thereafter, updated calculations of the Additional Purchase Price as of the last day of the preceding month until the right to receive the Additional Purchase Price has terminated under subsection (i). The ten percent (10%) referenced in (i) (y) above shall be reset monthly commencing July 10, 2010 to the greater of ten percent (10%) or the percentage that will equal the updated calculation of the Additional Purchase Price divided by the total Lease and Loan payments thereafter remaining to be paid (the “Reset Percentage”). The Reset Percentage shall be utilized in the calculation of the monthly payment for the applicable period.
     (iv) Audit; Inspection Right and Dispute Resolution. From and after the Closing Date, Purchaser shall maintain its books, records, documents and other written evidence, consistent with its normal accounting procedures and practices, sufficient to accurately, completely and properly reflect the performance of and payments under all the Loans and Leases being purchased hereunder and the calculation of the Additional Purchase Price. Upon reasonable notice to Purchaser, Seller and its representatives will have the right, no more often than once a year and at Seller’s expense, to access, during normal business hours at the offices of the Purchaser, for the purpose of confirming, checking, reviewing, examining, auditing or verifying the accuracy of the Initial Calculation, the determination of the Net Losses, confirmation of the application of collection efforts by the Purchaser in accordance with the standards set forth in subsection (vi) below and the calculation of the Additional Purchase Price submitted to Seller pursuant to this Section 1.03(b). In addition, Purchaser shall provide any document, record, data, or item of information reasonably requested by the Seller or its authorized representatives relating to the Loans and Leases and the calculation of the Additional Purchase Price. In the event Seller disputes the calculation of the Additional Purchase Price and the parties are unable to resolve such dispute within thirty (30) days after Seller notifies Purchaser of the dispute, the parties shall promptly thereafter cause one firm of independent accountants of nationally recognized standing reasonably satisfactory to both of Purchaser and Seller (who shall not have any material relationship with Purchaser or Seller) to promptly review any and all documentation, information and calculations of each party relating to the Additional Purchase Price for the purpose of calculating and determining the Additional Purchase Price. Such independent accountants shall deliver to Purchaser and Seller, as promptly as practicable (but in any event within thirty (30) days after engagement by the parties), a report setting forth their calculation of the Additional Purchase Price, which shall be deemed to be the final determination of the Additional Purchase Price. Such report and calculation shall be final and binding upon Purchaser and Seller. The reasonable cost of such review and report shall, up to the first $25,000 of such cost, be split equally between Purchaser and Seller and Seller shall bear the cost of any excess above $25,000. Purchaser and Seller agree that each will cooperate with and assist the independent accountants as reasonably necessary in the preparation of the report and calculation of the Additional Purchase Price and in the conduct of the reviews referred to in this Section 1.03(b), including the making available to the extent necessary of books, records, work papers and personnel. If it determined pursuant to this subsection (iv) that Purchaser owes Seller an additional amount to Purchaser for the Additional Purchase Price, then Seller shall remit such additional amount to Seller within five (5) days of such determination.
     (v) Interest. Any amount of Additional Purchase Price which is due and payable to Seller by Purchaser pursuant to this Section 1.03(b) shall bear interest at the rate of six percent (6%) from the Closing Date until paid. Such interest amount shall be calculated at the time of each calculation of Additional Purchase Price. Such interest (as from time to time recalculated) shall be added to and included in the Additional Purchase Price for purposes of determining the amount of the monthly payments of Additional Purchase Price hereunder.
     (vi) Collection Efforts. In connection with collection efforts relating to the amounts due by Obligors under the Portfolio, Purchaser shall use commercially reasonable efforts to make such collections, which efforts shall be consistent with the collection efforts and practices used by Purchaser in collecting under its own portfolios and industry standards
     (vii) Definition. For purposes of this Section, “Net Losses” shall mean losses realized under the Loans and Leases for an Obligor in the ordinary course of business for credit reasons; provided, however, that the term “Net Losses” shall not include any Indemnity Losses.
     (c) Originations between Cutoff Date and Closing. Purchaser shall also purchase from Seller, at Seller’s option exercised by written notice to Purchaser delivered no later than July 25, 2008, additional Loans and Leases (together with underlying equipment and other property covered thereby, the Loan Documents and Lease Documents relating thereto and all other right, title, interest and obligation of Seller in and to such Loans, Leases or related Loan Documents and Lease Documents, collectively the “Additional Portfolio Assets”)) originated by Seller between the Cutoff Date and July 25, 2008; provided, however, that such Additional Portfolio Assets shall comply with and be subject to the representations and warranties of Seller in this Agreement, and Purchaser shall not be obligated to purchase Additional Portfolio Assets in excess of an aggregate $4,500,000 of the net funded amount with respect to the subject Loans and Leases of the Additional Portfolio Assets. The purchase price for the Additional Portfolio Assets purchased hereunder shall be a cash amount mutually agreed upon by Seller and

Purchaser which shall be between 85% and 95% of the net funded amount of each of the Loans and Leases included in the Additional Portfolio Assets. Such Additional Portfolio Assets shall be deemed included within the definition of Portfolio and in the definitions of Loans, Leases, Lease Documents and Loan Documents for all purposes of this Agreement and such purchase price payable for the Additional Portfolio Assets shall be added to the Purchase Price and paid as a part of the Closing Cash Payment.
     (d) Escrow and Incomplete Files.
     (i) To the extent there is an Incomplete File (as defined below) relating to any Loan or Lease to be purchased by Purchaser hereunder, the parties agree that each Loan or Lease relating to such Incomplete Files (each, a “Holdback Transaction”) shall nonetheless be transferred to and purchased by Purchaser at Closing provided that the portion of the Closing Cash Payment with respect to each Holdback Transaction shall not be paid to Seller at Closing, but shall instead be paid into escrow as provided below.
     (ii) For each Holdback Transaction, the portion of the Closing Cash Payment attributable thereto shall be an amount equal to the value of the applicable Holdback Transaction (which shall be the “net investment” amount reflected on the Disclosure Schedules) multiplied by seventy-seven percent (77%) (a “Holdback Transaction Cash Payment”), and the aggregate amount of the Holdback Transaction Cash Payments shall be paid at Closing into escrow (“Escrow Amount”), to be held in an interest-bearing account by a mutually agreeable independent institutional escrow agent (to be determined prior to Closing by the parties and approved by Purchaser’s financing source, Varde Investment Partners, L.P. (“Escrow Agent”). The Escrow Amount shall be held by the Escrow Agent pursuant to an escrow agreement (“Escrow Agreement”) mutually agreed upon among the parties, Varde Investment Partners, L.P. and the Escrow Agent prior to Closing and containing the provisions set forth in subsections (iii) and (iv) below.
     (iii) The Escrow Agreement shall provide, among other customary terms and conditions, that if (A) Seller delivers to the Custodian as defined below) the applicable Missing File Item(s) (as defined below) from an Incomplete File with respect to a given Holdback Transaction and (B) the Custodian thereupon delivers a Custodian Receipt (as defined below) with respect to such Holdback Transaction to Purchaser, then the Escrow Agent shall release to Seller the portion of the Escrow Amount that represents the applicable Holdback Transaction Cash Payment (plus interest earned thereon while in the escrow account).
     (iv) The Escrow Agreement shall terminate on the one hundred twentieth (120th) day after Closing (the “Post-Closing Escrow Period”). In the event that Seller is unable to deliver the applicable Missing File Item(s) for any Holdback Transaction during the Post-Closing Escrow Period, then, at Purchaser’s option, either:

     (A) Seller shall repurchase such Holdback Transaction from Purchaser, the Holdback Transaction Cash Payment with respect thereto (plus interest earned thereon while in the escrow account) shall be released by the Escrow Agent to Purchaser (it being understood that the release of such proceeds shall constitute the repurchase price for such Holdback Transaction), Purchaser shall deliver a Bill of Sale in substantially the form attached hereto as Exhibit A transferring the Holdback Transaction to Seller along with the applicable Files and Records, and Purchaser shall pay to Seller seventy seven percent (77%) of any cash receipts paid by the applicable Obligor under such Holdback Transaction which were paid or credited to Purchaser at or subsequent to the Closing; or
     (B) Purchaser shall retain such Holdback Transaction, whereupon the Escrow Agent shall release to Seller the applicable Holdback Transaction Cash Payment (plus interest earned thereon while in the escrow account), and Seller shall indemnify Purchaser for any Indemnity Losses then or thereafter incurred by Purchaser as a direct result of the failure of Seller to deliver (x) the subject Missing File Item(s), or (y) a copy, if also missing from the Incomplete File, of the invoice, pay proceeds letter, dealer order or other analogous document indicating the related Financing Equipment was shipped to the Obligor (a “Proof of Payment”), and, in each case, such indemnification obligation shall continue until the Missing File Items and/or Proof of Payment, if applicable, are delivered to the Custodian and it delivers a Custodian Receipt to Purchaser with respect thereto;
provided, however, that, if the Escrow Amount at the end of the Post Closing Escrow Period is less than five percent (5%) of $179,858,285, then only the provisions of clause Section 1.03(d)(iv)(B) above shall apply to Incomplete Files, and Purchaser shall have no right to require Seller to repurchase such Holdback Transactions.
For purposes of this Agreement, an “Incomplete File” shall mean a Loan or Lease file as to which the Custodian Receipt does not reflect the existence of all of the documents referenced in subsections (i), (ii), (iv), (v) (to the extent that it relates to any guaranty of a Loan or Lease not included in subsection (i)) or (vi) of the “Specified Documents File” requirements set forth in Schedule 1 of the Custodian Receipt form attached hereto as Exhibit E, and a “Missing File Item” shall mean any such document that is missing from such file.
     (e) Assumption of Liabilities. Purchaser shall assume the Assumed Liabilities, as set forth in Section 1.02.
     The Closing Cash Payment shall be paid at Closing by wire transfer of immediately available funds to an account designated in writing by Seller at least two (2) Business Days prior to the Closing Date.

     Section 1.04. Adjustments to Purchase Price.
     (a) During the sixty (60) day period after the Closing Date (the “Adjustment Period”), the parties shall, with each other’s cooperation and assistance, make any adjustments to with respect to the amounts paid pursuant to Section 1.03(a) and Section 1.03(c) (a “Purchase Price Adjustment”) based on the receipt or discovery of information by Purchaser or Seller regarding a financial transaction involving the Assets which (i) occurred prior to the Closing Date, (ii) affects the amounts paid pursuant to Section 1.03(a) and Section 1.03(c), and (ii) was unposted, unaccounted for on or before the Closing Date or in error. Any Purchase Price Adjustment proposed by a party must be delivered within the Adjustment Period to the other party in writing (“Adjustment Notice”) setting forth in reasonable detail the calculation of the Proposed Purchase Adjustment. In the event no Adjustment Notice is delivered by either party, then no Purchase Price Adjustment shall be made.
     (b) To the extent an Adjustment Notice has been delivered in accordance with Section 1.04(a) and the parties are unable to resolve any dispute relating to the proposed Purchase Price Adjustment within thirty (30) days after the expiration of the Adjustment Period (a “Dispute”), the parties shall promptly thereafter cause one firm of independent accountants of nationally recognized standing reasonably satisfactory to both of Purchaser and Seller (who shall not have any material relationship with Purchaser or Seller) to promptly review any and all documentation, information and calculations of each party relating to the Dispute for the purpose of calculating and determining the Purchase Price Adjustment, if any. Such independent accountants shall deliver to Purchaser and Seller, as promptly as practicable (but in any event within thirty (30) days after engagement by the parties), a report setting forth their calculation of the Purchase Price and the Purchase Price Adjustment, if any, which shall be deemed to be the final Purchase Price Adjustment. Such report and calculation shall be final and binding upon Purchaser and Seller. The cost of such review and report shall be split equally between Purchaser and Seller. Purchaser and Seller agree that each will cooperate with and assist the independent accountants as reasonably necessary in the preparation of the report pursuant to this Section 1.04(b) and the calculation of the Purchase Price Adjustment and in the conduct of the reviews referred to in this Section 1.04, including the making available to the extent necessary of books, records, work papers and personnel.
     (c) Payment by Purchaser or Seller.
     (i) If the amount of the Purchase Price Adjustment as determined pursuant to Section 1.04 increases the amounts which should have been paid at Closing pursuant to Section 1.03(a), Section 1.03(c) or subsequently paid pursuant to Section 1.03(d), then Purchaser shall pay to Seller the amount of the Purchase Price Adjustment.
     (ii) If the amount of the Purchase Price as determined pursuant to Section 1.04 decreases the amounts which should have been paid at Closing pursuant to Section 1.03(a), Section 1.03(c) or subsequently paid pursuant to Section

1.03(d), then Seller shall pay to Purchaser the amount of the Purchase Price Adjustment.
Any payment made pursuant to this Section 1.04(b) shall be made within five (5) calendar days after the final determination of the Purchase Price Adjustment by wire transfer of immediately available funds to an account designated in writing by Seller or Purchaser, as applicable.
     (d) The Purchase Price as determined pursuant to Section 1.03 and Section 1.04 shall be the “Final Purchase Price”.
     Section 1.05. Intentionally deleted.
     Section 1.06. Accrued Payments. Seller shall hold in trust for the benefit of Purchaser, and shall pay to Purchaser in immediately available funds within three (3) Business Days following receipt, any and all Lease and Loan payments received by Seller after the Closing Date with respect to the Assets. Purchaser shall hold in trust for the benefit of Seller, and shall pay to Seller in immediately available funds as soon as practicable following receipt, any and all such payments received by Purchaser after the Closing Date to the extent not included in the Assets purchased by Purchaser.
     Section 1.07. “As Is Where Is” Transaction. Purchaser hereby acknowledges and agrees that, notwithstanding anything to the contrary herein, except as expressly set forth in this Agreement, Seller makes no representations or warranties whatsoever, express or implied, with respect to any matter relating to any of the Assets. Without in any way limiting the foregoing, Seller hereby disclaims any warranty (express or implied) of merchantability or fitness for any particular purpose as to any portion of the Assets or the Business. Purchaser further acknowledges that Purchaser has conducted an independent inspection and investigation of the condition of all portions of the Assets and all other matters relating to or affecting any of the Assets as Purchaser deemed necessary or appropriate and that in proceeding with its acquisition of the Assets, Purchaser is doing so based upon such independent inspections and investigations and the representations and warranties expressly set forth herein. Accordingly, except as expressly set forth in this Agreement, Purchaser will accept the Assets on the Closing Date “AS IS” and “WHERE IS”.
     Section 1.08. True Sale. The parties hereto intend that the sale, transfer and assignment of the Assets hereunder constitutes a true sale and assignment of the Assets such that any interest in the Assets would not be property of Seller’s estate in the event Seller or any affiliate thereof becomes a debtor in a case under any bankruptcy or other insolvency Law. Seller will treat the transfer of the Assets as a sale for accounting, tax and all other purposes, take no actions inconsistent with the Purchaser’s ownership of the Assets and on and as of the Closing Date indicate on its books, records and statements that the Assets have been sold, transferred, assigned and conveyed to the Purchaser. To the extent that the conveyance of the Assets hereunder is characterized by a court or similar governmental authority as a financing, it is intended by the Seller and Purchaser that the interest conveyed constitute, and it shall constitute, a grant of a first priority perfected security interest under the Uniform Commercial Code by the Seller to the Purchaser to secure the Purchase Price and, in such event, this Agreement constitutes a “security agreement” under all applicable law with respect thereto. Purchaser is authorized to file one or more Uniform Commercial Code financing statements or other evidences of its interests with respect to the Assets transferred hereunder meeting the requirements of applicable state law in such manner as necessary to perfect the sale of the Assets to Purchaser (and any continuation statements as are required by applicable state law).
ARTICLE II
CLOSING
     Section 2.01. Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at Ice Miller LLP, One American Square, Suite 2900, Indianapolis, Indiana 46282, at 10:00 a.m. eastern daylight time on July 29, 2008 or at such other place and time, or on such other date, as may be mutually agreed to by the parties (the “Closing Date”). Subject to the provisions of Article VIII, failure to consummate the transactions contemplated by this Agreement on the date and time and at the place determined pursuant to this Section 2.01 shall not result in the termination of this Agreement and shall not relieve any party of any obligation under this Agreement. In such a situation, the Closing shall occur as soon as practicable, subject to Article VIII. The parties hereto acknowledge and agree that all proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.
     Section 2.02. Deliveries by Seller. Subject to fulfillment or waiver of the conditions set forth in Section 3.01, at the Closing, Seller shall deliver possession of all of the Assets to Purchaser, and Seller shall deliver (or cause to be delivered) to Purchaser originals or copies, if specified, of the following:
     (a) counterparts of all Related Agreements to which Seller is a party and counterparts of all agreements, documents and instruments required to be delivered by Seller pursuant to this Agreement or any of the Related Agreements to which Seller is a party, duly executed by Seller;
     (b) a Certificate of Existence of each of the Seller and Guarantor issued by the Indiana Secretary of State, dated within ten (10) calendar days of the Closing;
     (c) copies of resolutions adopted by the Board of Directors and shareholder of Seller authorizing and approving the execution and delivery of this Agreement and the Related Agreements to which Seller is a party and the consummation of the transactions contemplated hereby, certified to be true, complete, correct and in full force and effect by the Secretary of Seller;
     (d) copies of resolutions adopted by the Board of Directors of the Guarantor authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby, certified to be true, complete, correct and in full force and effect by the Secretary of Seller;

     (e) copies of the certified articles of incorporation of each of Seller and Guarantor, including all amendments thereto, certified as true, complete and correct by the Secretary of each of Seller and Guarantor, and a copy of the bylaws of each of Seller and Guarantor, including all amendments thereto, certified as true, complete and correct and in full force and effect by the Secretary of each of Seller and Guarantor;
     (f) a certificate, dated the Closing Date, duly executed by an officer of Seller pursuant to Sections 3.02(b) and 3.02(c) of this Agreement;
     (g) a certificate, dated as of the Closing Date, duly executed by Seller acknowledging delivery by Purchaser of the items set forth in Section 2.03 of this Agreement;
     (h) evidence of the releases of all Encumbrances on the Assets, other than Permitted Encumbrances, each in form and substance reasonably satisfactory to Purchaser;
     (i) evidence of insurance coverage for the property covered by the Loans and Leases in form reasonably acceptable to Purchaser;
     (j) each original Note, duly endorsed for transfer to Purchaser. In the event Seller does not have the original of any Note in its possession, Seller shall deliver to Purchaser a certified copy of such Note (endorsed as provided above) together with a lost note affidavit and indemnification with respect thereto;
     (k) each other Loan Document or Lease Document including original certificates of title for all vehicles (except as otherwise provided in the custodial receipt referenced in subsection (m) below);
     (l) a transition services agreement in the form attached hereto as Exhibit C (the “Transition Services Agreement”);
     (m) subject to the provisions of Section 1.03(d), possession of the Files and Records through possession thereof by a custodian reasonably acceptable to Purchaser (the “Custodian”) who agrees to hold same for Purchaser’s benefit from and after the Closing and who executes and delivers to Purchaser at Closing a custodial receipt (the “Custodian Receipt”) reflecting such custodian’s possession and verification of the Files and Records in substantially the form attached hereto as Exhibit E;
     (n) such other documents as Purchaser may reasonably request relating to the purpose of otherwise facilitating the consummation or performance of the transactions contemplated by this Agreement or any of the Related Agreements including ‘goodbye letters’ to Obligors, powers of attorney from Seller in favor of Purchaser with respect to transfers of title and liens on titled vehicles included in the Assets, transfer and assignment to Purchaser of the lockbox in which payments under Leases and Loans are being remitted; and

     (o) a written opinion of counsel from Seller’s general counsel (containing customary assumptions and qualifications) as to the corporate status and due authorization with respect to the Seller and Guarantor, enforceability of the Agreement and Related Agreements as such relates to the Seller and Guarantor, and that the transaction is exempt from the notification requirements under the Hart-Scott Rodino Act as such relates to Seller.
     Section 2.03. Deliveries by Purchaser. Subject to fulfillment or waiver of the conditions set forth in Section 3.02, at the Closing, Purchaser shall deliver (or cause to be delivered) to Seller originals, or copies if specified, of the following agreements, documents and other items:
     (a) the Closing Cash Payment, payable to Purchaser, and any Escrow Amount payable to the Escrow Agent as provided in Section 1.03;
     (b) counterparts of each of the Related Agreements to which Purchaser is a party and counterparts of all agreements, documents and instruments required to be delivered by Purchaser pursuant to this Agreement or any of the Related Agreements to which Purchaser is a party, duly executed by Purchaser;
     (c) copies of all the resolutions adopted by the Board of Directors of Purchaser authorizing and approving the execution and delivery of this Agreement and of the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, certified to be true, complete, correct and in full force and effect by the Secretary of Purchaser;
     (d) copies of resolutions adopted by the Board of Directors of the Purchaser Guarantor authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified to be true, complete, correct and in full force and effect by the Secretary of Purchaser;
     (e) a Certificate of Good Standing of each of Purchaser and Purchaser Guarantor issued by the Secretary of State of the State of Delaware, dated within ten (10) calendar days of the Closing;
     (f) true and complete copies of the certified certificate of incorporation of each of Purchaser and Purchaser Guarantor, including all amendments thereto, certified as true, complete and correct by the Secretary of Purchaser, and a copy of the Bylaws of Purchaser, including all amendments thereto, certified as true, complete and correct and in full force and effect by the Secretary of Purchaser;
     (g) a certificate executed by the Secretary of Purchaser acknowledging delivery by Seller of the items set forth in Section 2.02 of this Agreement; and
     (h) a certificate, dated the Closing Date, duly executed by the an officer of Purchaser pursuant to Sections 3.01(b) and 3.01(c) of this Agreement.

ARTICLE III
CONDITIONS PRECEDENT
     Section 3.01. Conditions Precedent to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions, any one or more of which may be waived in writing by Seller (in its sole and absolute discretion):
     (a) Deliveries by Purchaser. Purchaser shall have made delivery to Seller of the items specified in Section 2.03.
     (b) Representations and Warranties of Purchaser. All representations and warranties made by Purchaser and Purchaser Guarantor (considered collectively and individually) in this Agreement shall be true and correct in all material respects (except for those representations and warranties qualified as to materiality, which shall be true and correct in all respects) on and as of the Closing Date as if made by Purchaser and Purchaser Guarantor on such date (except for those representations and warranties which refer to facts existing at a specific date, which shall be true and correct as of such date), and Seller shall have received a certificate to that effect from Purchaser and Purchaser Guarantor dated as of the Closing Date.
     (c) Performance of the Obligations of Purchaser. Purchaser shall have performed, complied with or fulfilled in all material respects all of the covenants, agreements, obligations and conditions required under this Agreement and each of the Related Agreements to which it is a party to be performed, complied with or fulfilled by Purchaser on or prior to the Closing Date, and Seller shall have received a certificate to that effect from Purchaser dated as of the Closing Date.
     (d) Legal Proceedings. Neither Purchaser nor Seller shall be subject to any injunction, preliminary restraining order or other similar decree of a court of competent jurisdiction prohibiting the consummation of the transactions contemplated by this Agreement or any of the Related Agreements.
     (e) No Violation of Orders. There shall not be any preliminary or permanent injunction or other order issued by any Governmental Entity that declares this Agreement or any of the Related Agreements invalid or unenforceable in any respect or prevents or attempts to prevent the consummation of the transactions contemplated hereby or thereby.
     (f) Required Approvals. There shall have been received all consents and approvals necessary to permit the consummation of the transactions contemplated by this Agreement, including required consents and approvals of any Governmental Entity, each of which is listed on Section 3.01(f) of the Disclosure Schedules.
     Section 3.02. Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, at or prior to the Closing, of the following conditions, any one or more of which may be waived in writing by Purchaser (in its sole and absolute discretion):

     (a) Deliveries by Seller. Seller shall have made delivery to Purchaser of the items specified in Section 2.02.
     (b) Representations and Warranties of Seller and Guarantor. All representations and warranties made by Seller and Guarantor in this Agreement (considered collectively and individually) shall be true and correct in all material respects on and as of the Closing Date as if made by Seller and Guarantor on and as of such date (except for those representations and warranties which refer to facts existing at a specific date, which shall be true and correct as of such date), after giving effect to any Disclosure Schedule Updates (provided that no such Disclosure Schedule Updates shall materially adversely alter or affect the information disclosed in the original Disclosure Schedule), and Purchaser shall have received a certificate to that effect from Seller and Guarantor dated as of the Closing Date.
     (c) Performance of the Obligations of Seller. Seller shall have performed, complied with or fulfilled in all material respects all covenants, agreements, obligations and conditions (considered collectively and individually) required by this Agreement and each of the Related Agreements to which it is a party to be performed, complied with or fulfilled by Seller on or prior to the Closing Date, and Purchaser shall have received a certificate to that effect from Seller dated as of the Closing Date.
     (d) Legal Proceedings. Seller shall not be subject to any injunction, preliminary restraining order or other similar decree of a court of competent jurisdiction prohibiting the consummation of the transactions contemplated by this Agreement or any of the Related Agreements.
     (e) No Violation of Orders. There shall be no preliminary or permanent injunction or other order issued by any Governmental Entity which declares this Agreement or any of the Related Agreements invalid or unenforceable in any respect or prevents or attempts to prevent the consummation of the transactions contemplated hereby or thereby.
     (f) Required Approvals. There shall have been received all consents and approvals necessary to permit the consummation of the transactions contemplated by this Agreement, including required consents and approvals of any Governmental Entity, each of which is listed on Section 3.01(f) of the Disclosure Schedules.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER AND GUARANTOR
     Seller hereby represents and warrants to Purchaser on the date hereof and on the Closing Date as set forth below in Sections 4.01 through 4.11, inclusive. Guarantor hereby represents and warrants to Purchaser on the date hereof and on the Closing Date as set forth below in Sections 4.01 through 4.03, inclusive. The representations and warranties made by Seller and Guarantor below are subject to such exceptions as are specifically disclosed in the Disclosure Schedules delivered by Seller and Guarantor concurrently with the execution of this Agreement, dated as of the date hereof, as amended by the Disclosure Schedule Updates (as defined in Section 6.05) (the “Disclosure Schedules”).
     Section 4.01. Organization; Power. Each of Seller and Guarantor is a corporation duly organized and in existence under the Laws of the State of Indiana, for which all reports required to be filed with the Indiana Secretary of State have been filed, and for which no articles of dissolution have been filed with the Indiana Secretary of State. Seller is qualified as a foreign corporation to transact business in, and in good standing under the Laws of, the states of identified in Section 4.01 of the Disclosure Schedules, and is not required to be qualified as a foreign corporation in any other state or jurisdiction, except where such nonqualification does not have and would not reasonably be expected to have a material and adverse effect on the Assets.
     Section 4.02. Authorization and Validity of Agreement. The execution, delivery and performance of this Agreement and any and all Related Agreements to which Seller and/or Guarantor is a party have been authorized by all necessary corporate action on the part of Seller and Guarantor. Each of Seller and Guarantor has the corporate power and corporate authority to enter into, execute and deliver this Agreement and each of the Related Agreements to which it is a party, to consummate the transactions contemplated by this Agreement and each of the Related Agreements to which it is a party, to perform all of its obligations under this Agreement and each of the Related Agreements to which it is a party, and to comply with and fulfill the terms and conditions of this Agreement and each of the Related Agreements to which it is a party. This Agreement and each of the Related Agreements to which it is a party have been duly executed and delivered by Seller and Guarantor and constitute Seller’s and Guarantor’s legal, valid and binding obligation, enforceable against Seller and Guarantor in accordance with their respective terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally or by general principles of equity.
     Section 4.03. No Conflict or Violation.
     (a) The execution, delivery and performance of this Agreement by Seller and Guarantor do not and shall not violate or conflict with any provision of the Articles of Incorporation, Bylaws or other Governing Documents of Seller or Guarantor, respectively.
     (b) The execution, delivery and performance of this Agreement by Seller and Guarantor does not and shall not: (i) violate in any material respect any provision of Law applicable to Seller, Guarantor or the Business; (ii) except as set forth on Section 4.03(b) of the Disclosure Schedules, violate or result in a material breach of or constitute (with or without due notice or lapse of time or both) a material default under any contract, consent order or other instrument or obligation to which Seller or Guarantor is a party, or by which Seller’s or Guarantor’s assets or properties may be bound; (iii) result in the imposition of any Encumbrance or restriction on the Business or any of the Assets, cause the maturity of any material liability, obligation or debt of Seller or Guarantor to be accelerated or increased (with or without due notice or lapse of time or both), except for such violations, breaches or defaults which do not and would not reasonably be expected to adversely affect the Assets; or (iv) except as set forth on Section 4.03(b) of the Disclosure Schedules, require any notice to, filing with or consent, authorization or approval from any Governmental Entity or any other Person.
     Section 4.04. The Loans and Notes.
     (a) Section 4.04 of the Disclosure Schedules contains a true and accurate list of the Loans, by Obligor, current interest rate, monthly payment, original and remaining term, any security deposits, and outstanding balance as of the date hereof, and indicates whether and to what extent any payment (or part thereof) on any Loan is more than 30 days past due or whether any Loan is otherwise in default.
     (b) With respect to each Loan and the corresponding Note, except as set forth on Section 4.04(b) of the Disclosure Schedules:
     (i) Each Note and the other Loan Documents are enforceable in accordance with their terms, subject only to bankruptcy, insolvency and similar Laws and all payments due thereunder as set forth on the Disclosure Schedules are absolute and unconditional obligations of the subject Obligor and not subject to any right of rescission, set-off, abatement, diminution, or counterclaim or defense, including the defense of usury, and no such right of rescission, set-off-abatement, diminution, or reasonable counterclaim or defense has been asserted with respect thereto;
     (ii) (A) Except as set forth on Section 4.04(b) of the Disclosure Schedules, no Loan has been prepaid fully or partially; (B) all payments required to be made for such Loan under the terms of the Note have been made when due; and (C) the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds from a party other than the Obligor, for the payment of any amount required by the Loan;
     (iii) All interest, fees and other charges payable with respect to such Note conform in all material respects with all applicable Laws of the jurisdiction governing such Note;
     (iv) To the Knowledge of Seller (subject to the disclosures set forth on Section 4.04(b)(iv) of the Disclosure Schedules), no Obligor with respect to a Note or any other Loan Document has (A) filed, or consented by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, (B) made an assignment for the benefit of its creditors, (C) consented to the appointment of a custodian, receiver, trustee, liquidator or other officer with similar power over itself or any substantial part of its property, (D) been adjudicated insolvent, or (E) taken action for the purpose of authorizing any of the foregoing;

     (v) Any and all requirements of any federal, provincial, territorial or local Law, rule and/or regulation including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, foreign entity qualification or disclosure laws applicable to Seller with respect to the origination, closing and servicing of each Loan have been complied with by Seller in all material respects; and
     (vi) The proceeds of each Loan have been fully disbursed and there is no obligation or requirement for future advances thereunder by the Seller, and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with.
     (c) Except as set forth on Section 4.04(c) of the Disclosure Schedules, there is no default, breach, violation or event of acceleration existing under any Note or the related Loan Documents and, to Seller’s Knowledge, no event which, with the passage of time or the giving of notice, or both, would constitute a default, breach, violation or event of acceleration; and the Seller has not waived any default, breach, violation or event of acceleration.
     (d) With respect to each Loan and the corresponding Note, except as set forth on Section 4.04(d) of the Disclosure Schedules:
     (i) There is no pending or, to the Seller’s Knowledge, threatened litigation with respect to any Loan which would adversely affect the rights of Purchaser to enforce such Loan or otherwise obtain the benefits contemplated with respect to each Loan;
     (ii) With respect to each Loan, the Seller is in possession of complete Files and Records and the Seller has made available to Purchaser all such Files and Records related to the Loans. All loans are recourse to the applicable Obligor. No credit has previously been given to any Obligor which was granted for the purpose of concealing past or present delinquency;
     (iii) Each Loan Document is correct and complete in all material respects and constitutes a valid and binding obligation of the Seller (to the extent the Seller is a party thereto) and is in full force and effect subject to bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors’ rights and to general equity principles;
     (iv) Each Loan was originated, closed and serviced by Seller in compliance with the relevant Loan Documents in all material respects, and the Seller is not, and has received no written notice alleging that it is, in breach or default under any of them;
     (v) Each Security Document is a good and valid instrument and creates either: (i) a valid first priority perfected lien in favor of Seller, as specified on Section 4.04(d)(v) of the Disclosure Schedule, against the property therein described and enforceable in accordance with its terms; or (ii) marketable title in the name of Seller to the Financed Property free and clear of any Encumbrances, other than Permitted Encumbrances;
     (vi) To Seller’s Knowledge, the Loan Documents were executed by the Person (or Persons) purported to be the Obligor. To Seller’s Knowledge, each party thereto was of full age and legal capacity to contract at the time of execution; and
     (vii) No property encumbered by a Security Document has been released from the related lien.
     Section 4.05. The Leases and Lease Documents.
     (a) Section 4.05(a) of the Disclosure Schedules contains a true and accurate list of the Leases, by Obligor, monthly payment, original and remaining term and outstanding balance as of the date hereof and indicates whether and to what extent any payment (or part thereof) on any Leases is more than 30 days past due or whether any Leases is otherwise in default.
     (b) Except as set forth in Section 4.05(b) of the Disclosure Schedules:
     (i) Each Lease Agreement and the other Lease Documents are enforceable in accordance with their terms, subject only to bankruptcy, insolvency and similar Laws and all payments due thereunder as set forth on the Disclosure Schedules are absolute and unconditional obligations of the subject Obligor and are not subject to any right of rescission, set-off, abatement, diminution, or counterclaim or defense, including the defense of usury, and no such right of rescission, set-off-abatement, diminution, or reasonable counterclaim or defense has been asserted with respect thereto;
     (ii) (A) Except as set forth in Section 4.05(b) of the Disclosure Schedules, no Lease has been prepaid fully or partially; (B) all payments required to be made for such Lease under the terms of the Lease Agreement have been made when due; and (C) the Seller has not advanced funds, or induces, solicited or knowingly received any advance of funds from a party other than the Obligor, for the payment of any amount required by the Lease.
     (iii) All rent payments, fees and other charges payable with respect to such Lease Agreement conform in all material respects with all applicable Laws;
     (iv) To the Knowledge of Seller (subject to the disclosures set forth on Section 4.05(b)(iv) of the Disclosure Schedules), no Obligor with respect to a Lease Agreement or any other Lease Document has (A) filed, or consented by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, (B) made an assignment for the benefit of its creditors, (C) consented to the appointment of a custodian, receiver, trustee, liquidator or other officer with similar power over itself or any substantial part of its property, (D) been adjudicated insolvent, or (E) taken action for the purpose of authorizing any of the foregoing; and
     (v) Any and all requirements of any federal, provincial, territorial or local Law, rule and/or regulation applicable to the Seller with respect to the origination, closing and servicing of each Lease have been complied with in all material respects.
     (c) Except as set forth on Section 4.05(c) of the Disclosure Schedules, there is no default, breach, violation or event of acceleration existing under any Lease Agreement or the related Lease Documents and to the Seller’s Knowledge, no event which, with the passage of time or the giving of notice, or both, would constitute a default, breach, violation or event of acceleration; and the Seller has not waived any default, breach, violation or event of acceleration.
     (d) With respect to each Lease and the corresponding Lease Documents, except as set forth on Section 4.05(d) of the Disclosure Schedules,
     (i) There is no pending or, to Seller’s Knowledge, threatened litigation with respect to any Lease which would adversely affect the rights of Purchaser to enforce such Lease or otherwise obtain the benefits contemplated with respect to each Lease.
     (ii) With respect to each Lease, the Seller is in possession of complete Files and Records and the Seller has made available to Purchaser all such Files and Records related to the Leases. All Leases are recourse to the applicable Obligor. No credit has previously been given to any Obligor which was granted for the purpose of concealing past or present delinquency;
     (iii) Each Lease Document is correct and complete in all material respects and constitutes a valid and binding obligation of the Seller (to the extent the Seller is a party thereto) and is in full force and effect subject to bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors’ rights and to general equity principles;
     (iv) Each Lease was originated, closed and serviced in compliance with the relevant Lease Documents in all material respects, and the Seller is not, and has received no written notice alleging that it is, in breach or default under any of them;
     (v) As to each Lease and item of Financed Property, Seller is vested with, and is conveying to Purchaser, full title thereto free and clear of all Encumbrances, other than Permitted Encumbrances; and
     (vi) To Seller’s Knowledge, the Lease Documents were executed by the Person (or Persons) purported to be the Obligor. To Seller’s Knowledge, each party thereto was of full age and legal capacity to contract at the time of execution.
     Section 4.05A. Assigned Contracts. Except as set forth in Section 4.05A of the Disclosure Schedules:

     (a) Each Assigned Contract is enforceable in accordance with its terms, subject only to bankruptcy, insolvency and similar Laws and is not subject to any right of rescission, set-off, abatement, diminution, or counterclaim or defense, including the defense of usury, and no such right of rescission, set-off-abatement, diminution, or reasonable counterclaim or defense has been asserted with respect thereto.
     (b) To the Knowledge of Seller (subject to the disclosures set forth on Section 4.05A (b) of the Disclosure Schedules), no party to an Assigned Contract has (i) filed, or consented by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency Law of any jurisdiction, (ii) made an assignment for the benefit of its creditors, (iii) consented to the appointment of a custodian, receiver, trustee, liquidator or other officer with similar power over itself or any substantial part of its property, (iv) been adjudicated insolvent, or (v) taken action for the purpose of authorizing any of the foregoing.
     (c) there is no default, breach, violation or event of acceleration existing under any Assigned Contract and, to the Seller’s Knowledge, no event which, with the passage of time or the giving of notice, or both, would constitute a default, breach, violation or event of acceleration; and the Seller has not waived any default, breach, violation or event of acceleration.
     (d) There is no pending or, to Seller’s Knowledge, threatened litigation with respect to any Assigned Contract which would adversely affect the rights of Purchaser to enforce such Assigned Contract or otherwise obtain the benefits contemplated with respect to each Assigned Contract.
     (e) With respect to each Assigned Contract, the Seller is in possession of complete Files and Records and the Seller has made available to Purchaser all such Files and Records related to the Assigned Contracts.
     Section 4.06. Licenses and Permits. Seller has obtained and maintained in full force and effect all material Licenses and Permits required to own and service the Portfolio as presently owned and serviced in the Ordinary Course of Business. Except as set forth on Section 4.06 of the Disclosure Schedules, the consummation of the transactions contemplated hereby shall give any Governmental Entity the right to terminate any of the material Licenses and Permits or the conduct of the Business. Seller is in compliance in all material respects with all terms, conditions and requirements of all material Licenses and Permits, and no Proceeding is pending or, to the Knowledge of Seller, threatened, relating to the revocation or limitation of any of the material Licenses or Permits. No proceeding is pending or, to the Knowledge of Seller, threatened to revoke or limit any License or Permit.
     Section 4.07. Compliance with Law. Except as set forth on Section 4.07 of the Disclosure Schedules, Seller has complied in all material respects with all applicable Laws. Seller is not in material default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Entity or arbitrator applicable to it or the Business or any of the Assets. Seller has not received, at any time since December 31, 2007, any written notice from any Governmental Entity or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any applicable Law and there is no pending or, to the Knowledge of Seller, threatened investigation of Seller that could reasonably be expected to result in such charge or notice in the future.
     Section 4.08. Litigation. Except as set forth on Section 4.08 of the Disclosure Schedules, (a) there are no investigations, inquiries, audits or Proceedings pending or, to the Knowledge of Seller, threatened against or affecting any of the Assets, (b) there are no unsatisfied judgments of any kind against any of the Assets, and (c) Seller is not subject to any judgment, order, decree, rule or regulation of any court or Governmental Entity that has had or could reasonably be expected to have a material and adverse effect on the Assets.
     Section 4.09. Title to the Assets and Related Matters. Seller has, and is conveying to Purchaser, good and marketable title to all of the Assets, free and clear of all Encumbrances, except for the Permitted Encumbrances. All sales, use, property and other Taxes relating to the Assets have been paid when due. The sale, transfer assignment and conveyance of the Assets from Seller to Purchaser is for a valid purpose and is not a transfer for an antecedent debt. Seller has no intention to hinder, delay, or defraud any existing future creditor of Seller. The Purchase Price is reasonably equivalent value for the Assets. Assuming the receipt of the Purchase Price for the Assets, Seller will not be insolvent on the date such sale is made. The capital remaining in Seller after such sale will not be unreasonably small for the business in which Seller is engaged or about to engage. The debts Seller intends to incur will not be beyond the ability of Seller to satisfy as such debts mature.
     Section 4.10. Broker’s and Finder’s Fees. Except as set forth on Section 4.10 of the Disclosure Schedules, no broker, finder or other Person is entitled to any commission or finder’s fee in connection with this Agreement or the transactions contemplated by this Agreement as a result of any actions or commitments of Seller or Guarantor or any of its Affiliates.
     Section 4.11. Disclaimer. Except as expressly set forth in this Article IV, Seller makes no representation or warranty, express or implied, at Law or in equity, and any such other representations and warranties are hereby expressly disclaimed, including any implied representation or warranty as to condition, merchantability, suitability or fitness for particular purpose. Purchaser hereby acknowledges and agrees to such disclaimer and that, except as specifically set forth in this Article IV, Purchaser is purchasing the Assets on an “as is, where is” basis. It is understood and agreed by the parties hereto that Purchaser is assuming the risk of deterioration subsequent to the date hereof in the credit quality of the Loans and the Leases, as well as the condition (financial or otherwise) of the Obligors thereunder. Accordingly, Purchaser and Seller agree that, in the event of any claim for indemnification pursuant to Section 7.01(a), Seller shall be responsible (subject to the terms of Article VII) only for the portion of any such Indemnity Loss that is attributable solely to a breach by Seller of any representation or warranty without regard to any such deterioration in credit quality or the condition (financial or otherwise) of any Obligor. Purchaser shall have no recourse whatsoever to Seller with respect to the performance of any Loan or Lease by the Obligor unless caused by a breach by Seller of its representations an warranties hereunder.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PURCHASER
GUARANTOR
     Purchaser and Purchaser Guarantor hereby each represent and warrant to Seller as follows:
     Section 5.01. Organization; Power. Each of Purchaser and Purchaser Guarantor is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware and each has all requisite corporate power and authority to own its properties and assets and to conduct its business as it is now conducted.
     Section 5.02. Authorization and Validity of Agreement. Each of Purchaser and Purchaser Guarantor has all requisite corporate power and corporate authority to enter into this Agreement and each of the Related Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the Related Agreements to which it is a party and the performance of the obligations of Purchaser and Purchaser Guarantor hereunder and thereunder have been duly authorized by all necessary corporate action of Purchaser and Purchaser Guarantor, and no other corporate proceedings on the part of Purchaser and Purchaser Guarantor are necessary to authorize the execution, delivery or performance of this Agreement and each of the Related Agreements to which it is a party. This Agreement and each of the Related Agreements to which it is a party have been duly executed by Purchaser and Purchaser Guarantor and constitute Purchaser’s and Purchaser Guarantor’s valid and binding obligation, enforceable against Purchaser and Purchaser Guarantor in accordance with their respective terms.
     Section 5.03. No Conflict or Violation. The execution, delivery and performance of this Agreement and each of the Related Agreements to which it is a party by Purchaser and Purchaser Guarantor do not and shall not (a) violate or conflict with any provision of its certificate of incorporation, bylaws or other Governing Documents of either Purchaser or Purchaser Guarantor, (b) violate any applicable provision of Law or (c) violate or result in a breach of, or constitute (with due notice or lapse of time or both) a default under, any contract to which Purchaser or Purchaser Guarantor is a party or by which it is bound or to which any of its properties or assets is subject.
     Section 5.04. Approvals and Consents. The execution, delivery and performance of this Agreement and each of the Related Agreements to which it is a party by Purchaser and Purchaser Guarantor do not require Purchaser or Purchaser Guarantor to obtain the consent or approval of, or to make any filing with, any Governmental Entity or any other Person except (a) as may be required to obtain the transfer of any Licenses or Permits, and (b) such consents, approvals and filings, the failure to obtain or make which would not, individually or in the aggregate, reasonably be expected to materially and adversely affect Seller or the ability of Purchaser or Purchaser Guarantor to perform its obligations hereunder.
     Section 5.05. Broker’s and Finder’s Fees. No broker, finder or other Person is entitled to any commission or finder’s fee in connection with this Agreement or the transactions contemplated by this Agreement as a result of any actions or commitments of Purchaser or its Affiliates.
     Section 5.06. Sufficient Funds to Close. Purchaser, with its financing source, Varde Investment Partners, L.P., has the financial capability to consummate the transactions contemplated by this Agreement, and Purchaser understands that under the terms of this Agreement its obligations hereunder are not in any way contingent or otherwise subject to (a) the consummation of any financing arrangements or obtaining any financing or (b) the availability of any financing. A true and correct copy of the financing commitment letter from Varde Investment Partners, L.P. is attached hereto as Exhibit D.
     Section 5.07. Due Diligence Investigation. Purchaser acknowledges that it is a sophisticated institutional investor with knowledge and experience in assets of a type similar to the Assets and it has had the opportunity to conduct its due diligence investigation with respect to the transactions contemplated by this Agreement. Purchaser acknowledges that it (i) has had full access to the electronic data room prepared by Seller in connection with the transactions contemplated by this Agreement; and (ii) has had access to the Files and Records for each of the Loans and Leases comprising the Portfolio. Notwithstanding the foregoing, Seller acknowledges that Purchaser has reviewed only a limited number of such Files and Records and is relying on the representations and warranties of Seller contained herein and the information provided in the Disclosure Schedules in consummating the transaction contemplated hereby.
ARTICLE VI
PRE-CLOSING COVENANTS
     Except as otherwise required or permitted hereunder, Purchaser and Seller covenant and agree to comply with each of the following provisions, as applicable to it, between the date hereof and the Closing Date, unless the applicable party obtains the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed).
     Section 6.01. Affirmative Covenants. Seller covenants and agrees that, during the period beginning on the date hereof and ending on the Closing Date, Seller shall use all reasonable efforts, in the Ordinary Course of Business, to:
     (a) diligently service and collect all Loans and Leases in accordance with its past practice; and
     (b) maintain Seller’s Files and Records relating to the Assets in its usual, regular and ordinary manner and post all entries therein promptly in compliance with accepted practice and all applicable Laws.
     Section 6.02. Negative Covenants. Seller covenants and agrees with Purchaser that, except as (i) specifically contemplated by this Agreement or (ii) set forth in Section 6.02 of the Disclosure Schedules, Seller shall not do any of the following with respect to the Business during the period beginning on the date hereof and ending on Closing Date:

     (a) amend its Articles of Incorporation or Bylaws in any manner that would adversely affect its ability to consummate the transactions contemplated by this Agreement;
     (b) permit its corporate existence or any License or Permit to be suspended, lapsed, revoked or modified in any way that could reasonably be expected to create a material liability or obligation on the part of Seller with respect to any of the Assets or adversely affect the value or enforceability of any of the Assets;
     (c) amend or terminate any Loan Document or any Lease Document, except in accordance with its terms;
     (d) conduct its cash management customs and practices (including collection policies and payment terms applicable to any customers) other than in the Ordinary Course of Business; or
     (e) sell, lease, license, transfer, assign, convey, pledge or otherwise dispose of or grant any security interest in any of the Assets (other than a Permitted Encumbrance), except in the Ordinary Course of Business, or enter into any agreement to do any of the foregoing.
     Section 6.03. Access; Cooperation. Seller shall (a) provide Purchaser and its personnel, accountants, legal counsel and representatives (collectively, the “Purchaser Group”), the right, upon reasonable advance written notice, to access, during normal business hours, Seller’s offices in order to inspect its records and business operations, and (b) furnish to Purchaser such additional information concerning Seller as shall be reasonably requested; provided, however, that such rights of access are to be exercised in a manner that does not unreasonably interfere with the operations of Seller and shall be coordinated by the Purchaser Group with the Chief Executive Officer of Seller, or his/her designee, in order to initiate and complete its due diligence investigation of Seller. The Purchaser Group shall hold any information it receives pursuant to this Section 6.03 as confidential and acknowledges and agrees not to use any such information except in connection with this Agreement, and if this Agreement is terminated for any reason whatsoever, the Purchaser Group shall return all such information (and all copies thereof) to Seller.
     Section 6.04. Notification of Certain Matters. Seller shall give prompt written notice to Purchaser of:
     (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of Seller contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, inclusive; and
     (b) any failure of Seller to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by Seller hereunder.
     Section 6.05. Updates to Disclosure Schedules. Seller shall deliver to Purchaser, as soon as possible after discovery thereof, but not later than one (1) Business Day prior to the

Closing Date, written notice of supplemental information (other than historical financial statements of Seller) updating the information set forth in the representations and warranties of Seller set forth in Article IV of this Agreement (the “Disclosure Schedule Updates”).
     Section 6.06. Notices and Covenants. Each party shall give all notices to any Governmental Entities and other third parties and take such other action required to be given or taken by it in connection with the transactions contemplated by this Agreement.
     Section 6.07. Notices and Servicing. Seller and Purchaser shall agree upon appropriate procedures relating to the notification of Obligors and the transfer of servicing obligations related to the Loans and the Leases.
ARTICLE VII
INDEMNIFICATION; SURVIVAL
     Section 7.01. Indemnification By Seller. Subject to the applicable provisions of this Article VII, Seller shall indemnify and hold harmless Purchaser and its successors, shareholders, personnel, representatives, Affiliates and agents (collectively, the “Purchaser Indemnified Parties”) from and against any and all Indemnity Losses arising from or relating to:
     (a) the actual breach of any representations and warranties of Seller or Guarantor in this Agreement or any Related Agreement;
     (b) the actual breach of any covenants or agreements of Seller in this Agreement;
     (c) any Liability (other than the Assumed Liabilities) of Seller;
     (d) (i) any failure by Seller at any time to possess a California Finance Lenders License or (ii) any failure by Seller to deliver any Missing File Items with respect to an Incomplete File under Section 1.03(d) of this Agreement; and
     (e) any and all Proceedings, demands, assessments, audits or judgments arising out of any of the foregoing.
     Section 7.02. Indemnification by Purchaser. Subject to the applicable provisions of this Article VII, Purchaser shall indemnify and hold harmless Seller and its successors, shareholders, personnel, representatives, Affiliates and agents from and against any and all Indemnity Losses arising from or relating to:
     (a) the actual breach of any representations, warranties, covenants or agreements of Purchaser in this Agreement or any Related Agreement;
     (b) any Assumed Liability;
     (c) any Liability of Purchaser or any Liability relating to the Assets arising out of the transactions entered into or events occurring after the Closing (other than any

Liability which arises out of a breach by Seller of any of its representations, warranties, covenants or agreements contained in this Agreement or any Related Agreements); and
     (d) any and all Proceedings, demands, assessments, audits or judgments arising out of any of the foregoing.
     Section 7.03. Indemnification Notice; Litigation Notice. If a party entitled to indemnity pursuant to Sections 7.01 or 7.02 (the “Claimant”) believes that it has suffered or incurred any Indemnity Loss, it shall so notify the party which the Claimant believes has an obligation to indemnify (the “Indemnifying Party”) promptly in writing describing such Indemnity Loss in reasonable detail, the amount thereof, if known, and the method of computation of such Indemnity Loss, all with reasonable particularity (the “Indemnification Notice”). If any action at Law, suit in equity, arbitration or administrative action is instituted by or against a third party with respect to which the Claimant intends to claim any Liability or expense as an Indemnity Loss under this Article VII, it shall promptly notify the Indemnifying Party in writing of such action, matter or suit describing such Indemnity Loss, the amount thereof, if known, and the method of computation of such Indemnity Loss, all with reasonable particularity (the “Litigation Notice”) in lieu of an Indemnification Notice. To the extent failure to promptly notify the Indemnifying Party of such action or suit after the Claimant obtains knowledge thereof can reasonably be deemed to increase the Liability or expense to the Claimant, the Indemnifying Party shall not be obligated to reimburse the Claimant for the amount of such increase in liability or expense.
     Section 7.04. Defense of Third Person Claims. The Indemnifying Party shall have twenty (20) calendar days after receipt of the Litigation Notice to notify the Claimant that it acknowledges its obligation to indemnify and hold harmless the Claimant with respect to the Indemnity Loss set forth in the Litigation Notice and that it elects to conduct and control any legal or administrative action or suit with respect to an identifiable claim (the “Election Notice”). If the Indemnifying Party gives a Disagreement Notice (as hereinafter defined) or does not give the foregoing Election Notice during such 20-day period, the Claimant shall have the right (but not the obligation) to defend, contest, settle or compromise such Proceeding in the exercise of its reasonable discretion; provided, however, that the right of the Claimant to indemnification hereunder shall not be conclusively established thereby. If the Indemnifying Party timely gives the foregoing Election Notice and provides information satisfactory to the Claimant in its reasonable discretion confirming the Indemnifying Party’s financial capacity to defend such Indemnity Loss and provide indemnification with respect to such Indemnity Loss, the Indemnifying Party shall have the right to undertake, conduct and control, through counsel reasonably satisfactory to the Claimant and at the Indemnifying Party’s sole expense, the conduct and settlement of such action or suit, and the Claimant shall cooperate with the Indemnifying Party in connection therewith; provided, however, that (a) the Indemnifying Party shall not thereby consent to the imposition of any injunction against the Claimant without the prior written consent of the Claimant, (b) the Indemnifying Party shall permit the Claimant to participate in such conduct or settlement through legal counsel chosen by the Claimant, but the fees and expenses of such legal counsel shall be borne by the Claimant, except as provided in clause (c) below, (c) upon a final determination of such action or suit, the Indemnifying Party shall promptly reimburse the Claimant, to the extent required under this Article VII, for the full amount of any Indemnity Loss incurred by the

Claimant, except for the fees and expenses of legal counsel that the Claimant incurred after the assumption of the conduct and control of such action or suit by the Indemnifying Party in good faith (which fees and expenses shall be borne by the Claimant), and (d) the Claimant shall have the right to pay or settle any such action or suit; provided, however, that in the event of such payment or settlement, the Claimant shall waive any right to indemnity therefor by the Indemnifying Party and no amount in respect thereof shall be claimed as an Indemnity Loss under this Article VII.
     Section 7.05. Disagreement Notice. If the Indemnifying Party does not agree that the Claimant is entitled to full reimbursement for the amount specified in the Indemnification Notice or the Litigation Notice, as the case may be, the Indemnifying Party shall notify the Claimant (the “Disagreement Notice”) within twenty (20) calendar days of its receipt of the Indemnification Notice or the Litigation Notice, as the case may be. Any dispute regarding the Indemnification provisions of this Article VII shall be resolved as provided for in Section 12.12.
     Section 7.06. Payment of Losses. The Indemnifying Party shall pay to the Claimant in cash the amount to which the Claimant may become entitled by reason of the provisions of this Article VII within fifteen (15) Business Days after such amount is finally determined either by mutual agreement of the parties or pursuant to the dispute resolution process set forth in Section 12.12 or, in the case of an Indemnity Loss described in any Litigation Notice, the date on which both such amount and Claimant’s obligation to pay such amount have been determined by a final, non-appealable judgment of the trial court or administrative body having jurisdiction over such Proceeding.
     Section 7.07. Survival; Limitations. The representations and warranties contained in this Agreement shall survive for, and claims for indemnification shall only be valid to the extent that such claims are made within a period of, twenty-four (24) months from the Closing Date; provided, however, that there shall be no time period limitation, and no limitation under the following provisions of this Section, with respect to claims for indemnification arising out of (i) Seller’s failure to have in effect a California Finance Lenders License with respect to any California originated Leases and Loans included in the Portfolio or (ii) Section 7.01(d)(ii). Notwithstanding any other provision of this Article VII (other than the proviso in the first sentence of this Section 7.07), in no event shall Seller be liable to indemnify the Purchaser Indemnified Parties for Indemnity Losses arising under Section 7.01(a) (other than Indemnity Losses arising under Section 4.01 or Section 4.02 or Indemnity Losses based upon the actual fraud of Seller) (i) with respect to any breach of a representation or warranty relating to any individual Loan or Lease, in excess of an amount calculated by multiplying the amount of the Closing Cash Payment, as finally determined pursuant to Section 1.04, by (x) in the case of a breach of a representation or warranty relating to a Loan, the quotient of (A) the outstanding principal balance of such Loan as of the Closing Date, divided by (B) the outstanding principal balance of all Loans as of the Closing Date or (y) in the case of a breach of a representation or warranty relating to a Lease, the quotient of (A) the outstanding remaining rental payments of such Lease as of the Closing Date, divided by (B) the outstanding remaining rental payments of all Leases as of the Closing Date. With respect to all Indemnity Losses (other than those referenced in the parenthetical of the second sentence of this Section and as to which no limit in amount shall apply), in no event shall Seller be liable to indemnify the Purchaser Indemnified Parties for Indemnity Losses arising under Section 7.01(a) for claims which an Indemnification Notice is received by Seller prior to the one year anniversary date of the Closing in excess of the Closing Cash Payment. With respect to Indemnity Losses (other than those referenced in the parenthetical of the second sentence of this Section and as to which no limit in amount shall apply) which relate to an Indemnification Notice which was delivered after the one year anniversary of this Agreement and prior to the second anniversary of the Closing Date, in no event shall Seller be liable to indemnify the Purchaser Indemnified Parties for Indemnity Losses in excess of twenty-five percent (25%) of the Closing Cash Payment.
     Section 7.08. Cure Right. To the extent that any event, fact, claim, breach or other condition giving rise to a claim for indemnification under this Agreement against Seller is capable of cure, remedy or mitigation, Purchaser must, as a condition precedent to asserting such a claim, afford Seller a reasonable opportunity to cure, remedy or mitigate the event, fact, claim, breach or other condition. In addition, prior to and in conjunction with seeking such a claim, Purchaser shall use its Best Efforts to mitigate and minimize the amount of any Indemnity Losses for which it may be entitled to indemnification hereunder, and will use its Best Efforts to assist Seller to cure, remedy or mitigate the event, fact, claim, breach or other condition at Seller’s sole cost and expense. Without limiting the generality of the foregoing, prior to seeking indemnification pursuant to Section 7.01(a) or (b), and, notwithstanding any other provision of this Agreement, before the running of any other applicable time period set forth in this Article VII commences, Purchaser shall notify Seller of any alleged breach of a representation, warranty, covenant or agreement of Seller and Seller shall have a period to cure such breach equal to thirty (30) days following the date of Purchaser’s written notice to Seller of such breach, unless such breach is not susceptible of cure or cannot reasonably be expected to be cured within such thirty (30) day period. In the event that any such breach is of a nature that it cannot reasonably be expected to be cured within thirty (30) days of notice to Seller of such breach, and the Seller commences within such thirty (30) day period to cure such breach and thereafter diligently pursues the cure of such breach to conclusion, Seller shall be granted up to two (2) automatic extensions of the thirty (30) day cure period until such breach is fully cured. Notwithstanding any other provision of this Agreement, Seller’s cure of any breach of any representation, warranty, covenant or agreement in accordance with this Section 7.08 shall constitute Purchaser’s full, complete and exclusive remedy with respect to such breach.
     Section 7.09. Net Recovery. The amount of any Indemnity Loss for which indemnification is provided under Section 7.01 shall be net of any amounts recovered by the Purchaser Indemnified Parties under insurance policies with respect to such Indemnity Loss. The Purchaser shall use its Best Efforts to make any and all insurance claims relating to any claim for which it is seeking indemnification under this Article VII. The amount of any Indemnity Loss claimed by any Purchaser Indemnified Parties hereunder shall be reduced to the extent of any Tax savings or benefits realizable by the Purchaser Indemnified Parties that is attributable to any deduction, loss, credit or other Tax benefit resulting from or arising out of such Indemnity Loss. The amount of any Indemnity Loss claimed by a Purchaser Indemnified Party hereunder shall be reduced to the extent the Purchaser Indemnified Parties recover any amounts from third parties with respect to the matters relating to such Indemnity Loss. Notwithstanding anything to the contrary contained in this Agreement, Seller shall have no liability under this Agreement with respect to any matter to the extent the expense, loss or liability comprising the Indemnity Loss (or part thereof) with respect to such matter has been taken into account in the determination of the Final Purchase Price.
     Section 7.10. Intentionally deleted.
     Section 7.11. Sole Remedy. The right to indemnification under this Article VII, subject to all of the terms, conditions and limitations hereof or as of the Closing Date, shall constitute the sole and exclusive right and remedy available to any party hereto for any actual or threatened breach of this Agreement or any Related Agreement or for any violation of Laws in connection with the transactions provided for in this Agreement or any Related Agreement, and none of the parties hereto shall initiate or maintain any legal action at law or in equity against any other party hereto which is directly or indirectly related to any breach or threatened breach of this Agreement or any of the Related Agreements or for any violation of Laws in connection with the transactions provided for in this Agreement or any Related Agreement, except that either party may pursue legal or equitable relief against the other for a breach or violation of Section 9.01 of this Agreement. Without limiting the generality of the foregoing, in no event shall Purchaser have or be entitled to any right to require Seller to repurchase any Loan or Lease as a result of a breach of any of the representations or warranties contained in Article IV, or for any other reason whatsoever.
     Section 7.12. Tax Treatment of Indemnity Payments. To the maximum extent permitted by Law, it is the intention of the parties to treat any indemnity payment made under this Agreement as an adjustment to the Purchase Price for all Tax purposes, and the parties agree to file their Tax Returns accordingly.
ARTICLE VIII
TERMINATION
     Section 8.01. Events of Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated at any time prior to completion of the Closing, as follows:
     (a) by Seller if there has been a material misrepresentation or a material default or breach by Purchaser with respect to Purchaser’s representations and warranties in Article V of this Agreement or the due and timely performance of any of the material covenants or agreements of Purchaser contained in this Agreement, and in the case of a material default or breach of a material covenant or agreement, such material default or material breach shall not have been cured (or reasonable efforts commenced to cure any such breach or default that cannot be cured within a 30-day period) within thirty (30) calendar days after receipt by Purchaser of written notice specifying in reasonable detail the nature of such default or breach;
     (b) by Purchaser if there has been a material misrepresentation or a material default or breach by Seller with respect to Seller’s representations and warranties in Article IV of this Agreement or the due and timely performance of any of the material covenants or agreements of Seller contained in this Agreement, and in the case of a material default or breach of a material covenant or agreement, such material default or material breach shall not have been cured (or reasonable efforts commenced to cure any such breach or default that cannot be cured within a 30-day period) within thirty (30) calendar days after receipt by Seller of written notice specifying in reasonable detail the nature of such default or breach;
     (c) by Seller, on the one hand or Purchaser, on the other hand at any time after July 31, 2008, if the Closing has not occurred and the party seeking to terminate this Agreement is not in material breach or default of any provision of this Agreement; or
     (d) by written agreement of Seller and Purchaser.
     This Agreement may not be terminated after completion of the Closing.
     Section 8.02. Effect of Termination. In the event this Agreement is terminated pursuant to Section 8.01, all rights and obligations of the parties shall terminate without any liability of a party to the other parties; provided, however, that the rights and obligations of the parties set forth in this Section 8.02, Section 9.01, Section 12.01 and Section 12.02 of this Agreement shall survive the termination of this Agreement indefinitely.
ARTICLE IX
RESTRICTIVE COVENANTS
     Section 9.01. Confidential Information. Each of Purchaser and Seller agrees that, in accordance with the confidentiality agreement entered into between Equilease Financial Services, Inc. and Seller’s ultimate parent, Irwin Financial Corporation, dated April 30, 2008, it shall treat in confidence and shall not use, disseminate or disclose, other than in connection with the transactions contemplated by this Agreement and, in the case of Seller, other than in connection with the U.S. Operations, all documents, materials and other information regarding the other parties to this Agreement which it obtains during the course of the negotiations leading to the consummation of the transactions contemplated by this Agreement (whether obtained on, prior to or following the date hereof) or the preparation of this Agreement or any of the Related Agreements (the “Confidential Information”). The obligation of each party to treat such documents, materials and other information in confidence and not to use, disseminate or disclose such materials shall not apply to any information which: (a) such party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other parties; (b) is known to the public and did not become so known through any violation of a legal obligation on the part of the disclosing party; (c) is later lawfully acquired by such party from other sources; (d) is required to be disclosed under the provisions of any Law, or by any stock exchange or similar body or any federal, state or provincial regulatory authority having jurisdiction over the party; or (e) is required to be disclosed by a rule or order of any court of competent jurisdiction. The obligation of each party to treat such documents, materials and other information in confidence and not to use, disseminate or disclose such materials shall apply regardless of whether the transactions contemplated by this Agreement actually are consummated, and the parties shall not be relieved of any obligations under this Section 9.01 in the event that the transactions contemplated by this Agreement are not actually consummated and/or in the event that this Agreement is terminated pursuant to Section 8.01 of this Agreement. In the event that the transactions contemplated by this Agreement are not consummated, each party shall immediately return and deliver any and all documents, materials and other information (and all copies thereof) provided by any other party to the party which provided or disclosed such documents, materials and other information and delete or otherwise destroy any and all electronic copies thereof. Purchaser hereby acknowledges that Purchaser may acquire certain information that is “nonpublic personal information” under Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801 et. seq. and the privacy regulations adopted by the relevant authorities pursuant thereto (collectively, the “Privacy Laws”). Purchaser hereby acknowledges and agrees that, whether or not the transactions contemplated hereby are consummated and despite any termination of this Agreement, Purchaser shall safeguard all non-public personal information Purchaser acquires to the same extent as required of Seller under the Privacy Laws.
     Section 9.02. Remedies. Upon any breach of Section 9.01 by either party, the other party shall be entitled to each of the following remedies, which shall be deemed cumulative:
     (a) Injunctive Relief. Seller and Purchaser hereby acknowledge that any breach of Section 9.01 shall cause irreparable injury to the goodwill and proprietary rights of the other party and its Affiliates and subsidiaries, for which the other party shall not have an adequate remedy at law. Accordingly, Seller and Purchaser agree that the other party shall be able to seek immediate injunctive relief in the form of a temporary restraining order, preliminary injunction and/or permanent injunction against it (after posting any required bond and making any required showing to the court) to restrain or enjoin any actual or threatened violation of any provision of Section 9.01.
     (b) Costs, Expenses and Attorneys’ Fees. Purchaser shall be entitled to recover from Seller all costs, expenses and reasonable attorneys’ fees incurred by Purchaser in seeking either enforcement of Section 9.01 of this Agreement or damages for a breach of such Section, and Seller shall be entitled to recover from Purchaser all costs, expenses and reasonable attorneys’ fees incurred by Seller in seeking enforcement of Section 9.01 of this Agreement or damages for a breach of such Section.
ARTICLE X
OTHER AGREEMENTS
     Section 10.01. Intentionally deleted.
     Section 10.02. Cooperation on Tax Matters.
     (a) The parties hereto shall cooperate, and shall cause their respective representatives to cooperate, in preparing and filing all Tax Returns (including amended Tax Returns and claims for refund), in handling audits, examinations, investigations and administrative, court or other Proceedings relating to Taxes, in resolving all disputes, audits and refund claims with respect to such Tax Returns and Taxes, and any earlier Tax Returns and Taxes of Seller, and in all other appropriate Tax matters, in each case including making employees available to assist the requesting party, timely providing information reasonably requested, maintaining and making available to each other all records necessary or desirable in connection therewith, and the execution and delivery of appropriate and customary forms and authorizations, including federal Form 2848, Power of Attorney and Declaration of Representative (or a successor form or forms), and comparable forms for foreign, state and local Tax purposes, as appropriate, when the requesting party reasonably requires such forms in connection with any Tax dispute or claim for refund. Any information obtained by any party or its Affiliates from another party or its Affiliates in connection with any Tax matters to which this Agreement relates shall be kept confidential, except: (i) as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other Proceeding relating to Taxes or as may be otherwise required by applicable Law, to enforce rights under this Agreement or to pursue any claim for refund or contest any proposed Tax assessment; or (ii) for any external disclosure in audited financial statements or regulatory filings which a party reasonably believes is required by applicable Law or stock exchange or similar applicable rules.
     (b) Notwithstanding the provisions of Section 10.02(a), and in addition to all other obligations imposed by this Section 10.02: (i) Seller and Purchaser agree to give the other party reasonable written notice prior to transferring, destroying or discarding any Files and Records with respect to Tax matters and, if the other party so requests, shall allow the other party to take possession of such Files and Records; and (ii) Seller shall retain (or cause Seller’s Affiliates to retain) all such Files and Records of Seller and Seller’s Affiliates until the expiration of any applicable statute of limitations (including any extension thereof) with respect to Tax Returns filed on behalf of Seller or its Affiliates.
     Section 10.03. Files and Records. Purchaser shall retain possession of all Files and Records transferred to Purchaser hereunder and coming into existence after the Closing Date which relate to the Business prior to the Closing Date, for a period consistent with Purchaser’s record-retention policies and practices, but, in the case of Files and Records transferred by Purchaser into electronic form, in no event less than seven (7) years. In addition, from and after the Closing Date, upon reasonable written notice and during normal business hours, Purchaser shall provide access to Seller and its officers, directors, employees, consultants, attorneys, accounts and representatives, at Seller’s expense, to such Files and Records as Seller may reasonably deem necessary or desirable.
ARTICLE XI
DEFINITIONS
     As used in this Agreement, the following terms have the meanings indicated below:
     “Advances” shall mean, as of any date, with respect to any given Loan or Lease, those funds that have been advanced by Seller in connection with the servicing of such Loan or Lease, such as principal, interest, ground rents, taxes, insurance premiums, assessments, acceleration and bankruptcy expenses, inspection fees and other such expenses which funds are required to be paid by the servicer pursuant to applicable Law and which are (i) valid receivables, (ii) properly documented to be collectible from the Obligor and (iii) accounted for in accordance with generally accepted accounting principles.
     “Affiliate” shall mean any Person that, with respect to another Person, is related to such Person such that they together constitute a “controlled group” as determined under Section 1563 of the Code.
     “Assignment and Assumption Agreement” shall mean that certain Assignment and Assumption Agreement, by and between Purchaser and Seller in the form attached hereto as Exhibit B.
     “Best Efforts” shall mean the efforts that a reasonable prudent person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible.
     “Bill of Sale” shall mean that certain Bill of Sale transferring all of the Assets to Purchaser in the form attached hereto as Exhibit A.
     “Business Day” shall mean any day other than Saturday, Sunday and any day on which commercial banks in the State of Indiana are authorized by Law to be closed.
     “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
     “Collateral” shall mean all the collateral given from time to time to secure payment and performance of the obligations under the Loan Documents, including, without limitation, real property, machinery, equipment and other personal property, fixtures, promissory notes, cash and other monies, proceeds of insurance and real property, stock certificates, bonds and certificates of deposit.
     “Encumbrance” shall mean all liens (statutory or other), leases, mortgages, pledges, security interests, conditional sales agreements, charges, claims, options, easements, rights of way (other than easements of record) and other encumbrances of any kind or nature whatsoever, including those encumbrances set forth on any schedule hereto.
     “Files and Records” shall mean all files, records and other information of Seller relating to the Business or the Assets, whether in hard copy or magnetic or other format including customer lists and records, referral sources, equipment maintenance records, equipment warranty information, portfolio performance reports and records, sales and advertising material, software, correspondence, manuals, studies, sales literature and promotional material, loan production and servicing reports and records, underwriting guidelines, customer payment histories, copies of financial and accounting records.
     “Financed Property” shall mean that property (i) owned by Seller and acquired through foreclosure of any Collateral securing a Loan or settlement agreement transferring any Collateral securing a Loan or (ii) owned by Seller and acquired at the expiration or termination of any Lease applicable to such property.

     “GAAP” shall mean the prevailing generally accepted accounting principles in the United States, in effect from time to time, consistently applied.
     “Governing Documents” shall mean, with respect to any particular entity: (a) if a corporation, the articles or certificate of incorporation and the bylaws of such entity; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and the operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and (g) any amendment or supplement to any of the foregoing.
     “Governmental Entity” shall mean any court, tribunal, government agency, department, commission, board, bureau or instrumentality of the United States, any local, county, state, federal or political subdivision thereof, or any foreign governmental entity of any kind.
     “Indemnity Loss” means any damages, losses, obligations, Liabilities, claims, penalties, costs and expenses (including costs of investigation and defense and reasonable attorneys’ fees and expenses), other than any (i) incidental, consequential, punitive or exemplary damages, special damages, indirect damages, lost profits or other similar items, (ii) damages, losses, obligations, Liabilities, claims, penalties, costs or expenses relating to the passing of, or any change in, any Law after the date of this Agreement even if the change has retroactive effect, or (iii) damages, losses, obligations, Liabilities, claims, penalties, costs or expenses calculated using a “multiplier,” “multiple of earnings” or any method having a similar effect. Notwithstanding anything set forth herein to the contrary, the parties agrees that Indemnity Losses shall not include losses relating to the deterioration in credit quality.
     The phrases “to the Knowledge of” any Person, or “Known to” any Person, or words of similar import, shall mean the actual knowledge of such Person after due investigation and, in the case of Seller, shall mean the actual knowledge of Will Miller, Greg Ehlinger, Matt Souza, Joe LaLeggia, Ana Andueza, Robert Murphy, Jody Littrell, Steve Schultz and Brett Vanderkolk after due investigation. In the case of Purchaser, “Knowledge” shall mean the actual Knowledge of Michael Zwick, Joshua Rothman and Gary Silverhardt, after completion of Purchaser’s due diligence investigation of Seller.
     “Law” shall mean any local, county, state, provincial, federal, foreign or other law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Entity.
     “Leases” shall mean the leases (including true leases and finance leases) entered into by Seller, as lessor, that are set forth on Section 4.05(a) of the Disclosure Schedules.

     “Lease Advances” shall mean, as of any date, with respect to any given Lease, all Advances relating to such Lease.
     “Lease Agreements” shall mean the documents setting forth the terms and conditions of the Leases.
     “Lease Amount” shall mean, as of any date, with respect to any given Lease, all payments of any kind, including without limitation, rent, fees, costs and other charges, outstanding under a Lease.
     “Lease Documents” shall mean the Lease Agreements and all other agreements, instruments and documents delivered or to be delivered to Seller in connection with or relating to any of the Leases.
     “Liability” with respect to any Person, shall mean any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.
     “Licenses and Permits” shall mean all licenses, permits, franchises, certificates, approvals and authorizations that relate directly or indirectly to, or are necessary for, the conduct of the Business or the operation of the Assets and all pending applications therefor or renewals thereof.
     “Loan Documents” shall mean the Notes, the Security Documents and all other agreements, instruments and documents delivered or to be delivered to Seller in connection with or relating to the Loans.
     “Loans” shall mean the loans (including obligations of borrowers arising under conditional sale contracts or other title retention agreements entered into with such borrowers) made or acquired by Seller, as lender, and that are set forth in Section 4.04(a) of the Disclosure Schedules.
     “Notes” shall mean those promissory notes evidencing the Loans.
     “Obligor” shall mean the borrower under a Loan or the lessee under a Lease, as applicable, and shall include any guarantor or any other party with a payment obligation with respect to a Loan or a Lease.
     “Ordinary Course of Business” shall mean any action taken by a Person if such action is consistent in nature, scope and magnitude with the past practices of such Person’s business and is taken in the ordinary course of the normal day-to-day operations of such Person’s business.
     “Permitted Encumbrance” shall mean any of the following: (a) liens for Taxes and other governmental assessments, charges or claims not yet due and payable or that the taxpayer is contesting as disclosed on the Disclosure Schedules; and (b) the Encumbrances set forth on Section 4.09 of the Disclosure Schedules.

     “Person” shall mean any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust or unincorporated organization, or any Governmental Entity, officer, department, commission, board, bureau or instrumentality thereof.
     “Portfolio” shall mean, collectively, (i) each Loan, (ii) all Loan Documents, (iii) all of Seller’s right, title and interest in and to the Collateral, (iv) all other right, title, interest and obligation of Seller in and to any of the Loans or related Loan Documents, (v) each Lease, (vi) all Lease Documents, (vii) all of Seller’s right, title and interest in and to the property leased under the Leases; (vii) all other right, title, interest and obligation of Seller in and to any of the Leases or related Lease Documents, (viii) all rights and interests of Seller in and to all payments and cash receipts, security deposits and broker/vendor net reserves, escrow payments and holdbacks under and with respect to the Leases, Loans, Financed Property, Assigned Contracts and other Assets, including all lockboxes into which any of the foregoing is paid or received, and (ix) all rights and interests of Seller in and with respect to any litigation, bankruptcy claims, settlements and judgments relating to any of the Assets.
     “Privacy Laws” shall have the meaning set forth in Section 9.01.
     “Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation or suit.
     “Related Agreements” shall mean the Bill of Sale, the Assignment and Assumption Agreement, and Transition Services Agreement, the Escrow Agreement, if necessary, and all documents and instruments executed and delivered in connection with any of them.
     “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder from time to time.
     “Security Documents” shall mean all the security agreements, Uniform Commercial Code financing statements, pledge agreements, mortgages, deeds of trust, collateral assignments, guaranties, insurance loss payable endorsements, collateral assignments of life insurance policy proceeds and/or insurance policies and all other agreements, documents and instruments which evidence or constitute security for the payment and performance of the obligations under any of the Loan Documents or the Loan Documents.
     “Tax” or “Taxes” shall mean all federal, state, local and foreign taxes (including excise taxes, value added taxes, occupancy taxes, employment taxes, unemployment taxes, ad valorem taxes, custom duties, transfer taxes and fees), levies, imposts, impositions, assessments and other governmental charges of any nature imposed upon a Person, including all taxes and governmental charges imposed upon any of the personal properties, real properties, tangible or intangible assets, income, receipts, payrolls, transactions, stock transfers, capital stock, net worth or franchises of a Person (including all sales, use, withholding or other taxes which a Person is required to collect or pay over to any government), and all related additions to tax, penalties or interest thereon.
     “Tax Return” shall mean and include all returns, statements, declarations, estimates, forms, reports, information returns and any other documents (including all consolidated, affiliated, combined or unitary versions of the same), including all related and supporting information, filed or required to be filed with any Governmental Entity in connection with the determination, assessment, reporting, payment, collection or administration of any Taxes. In addition to terms defined above, the following terms shall have the respective meanings given to them in the sections set forth below:

Defined term	Section
Additional Portfolio Assets	Section 1.03(b)
Additional Purchase Price	Section 1.03(b)
Adjustment Notice	Section 1.04(a)
Agreement	Preamble
Arbitration Award	Section 13.12(c)(v)
Arbitration Demand	Section 13.12(c)(i)
Arbitration Response	Section 13.12(c)(i)
Arbitrators	Section 13.12(c)(ii)
Assets	Section 1.01
Assigned Contracts	Section 1.01(d)
Assumed Liabilities	Section 1.02
Business	Preamble
Claimant	Section 7.03
Closing	Section 2.01
Closing Cash Payment	Section 1.03(a)
Custodian	Section 2.02(m)
Custodian Receipt	Section 2.02(m)
Cut-Off Date	Section 1.03(a)
Closing Date	Section 2.01
Confidential Information	Section 9.01
Disagreement Notice	Section 7.05
Disclosure Schedules	Article IV
Disclosure Schedule Updates	Section 6.05
Dispute Notice	Section 1.04(d)
Election Notice	Section 8.04
Escrow Agent	Section 1.03(d)
Escrow Agreement	Section 1.03(d)

Defined term	Section
Escrow Amount	Section 1.03(d)
Final Purchase Price	Section 1.03
Holdback Transaction Cash Payment	Section 1.03(d)
Holdback Transactions	Section 1.03(d)
Incomplete Files	Section 1.03(d)
Indemnification Notice	Section 7.03
Indemnifying Party	Section 7.03
Indemnity Loss	Section 7.01
Initial Calculation	Section 1.04(b)
Knowledge Certificate	Section 7.10
Litigation Notice	Section 7.03
Missing File Item	Section 1.03(d)
Net Losses	Section 1.03(b)
Neutral Arbitrator	Section 13.12(c)(ii)
Post-Closing Escrow Period	Section 1.03(d)
Preliminary Allocation	Section 1.05
Proof of Payment	Section 1.03(d)
Privacy Laws	Section 9.01
Purchaser	Preamble
Purchaser Guarantor	Preamble
Purchase Price	Section 1.03
Purchaser Indemnified Parties	Section 7.01
Purchaser Group	Section 6.03
Reset Percentage	1.03(b)
Seller	Preamble
Transition Services Agreement	Section 2.02(j)
ARTICLE XII
MISCELLANEOUS
     Section 12.01. Public Announcements. No party to this Agreement shall make any public announcement of the transactions provided for in or contemplated by this Agreement or any of the Related Agreements unless the form and substance of the announcement are mutually agreed upon by each party, which agreement shall not be unreasonably withheld, conditioned or delayed, or unless public disclosure is necessary to comply with applicable Laws.
     Section 12.02. Costs and Expenses. Whether or not the transactions contemplated by this Agreement and the Related Agreements are consummated, except as otherwise expressly provided herein, each of the parties shall bear all expenses and costs incurred by it in connection with this Agreement and the Related Agreements and the transactions contemplated by any of them, including, without limitation, the fees and disbursements of any legal counsel, independent accountants or any other Person or representative whose services have been used by such party.
     Section 12.03. Further Assurances. From and after the date of this Agreement, the parties shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement or any of the Related Agreements, and shall: (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of transactions contemplated by this Agreement and the Related Agreements.
     Section 12.04. Addresses for Notices, Etc. All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement or any of the Related Agreements shall be in writing, and delivery shall be deemed sufficient in all respects and to have been duly given as follows: (a) on the actual date of service if delivered personally; (b) at the time of receipt of confirmation by the transmitting party if by facsimile transmission; (c) at the time of receipt if given by electronic mail to the e-mail addresses set forth in this Section 12.04, provided that a party sending notice by electronic delivery shall bear the burden of authentication and of proving transmittal, receipt and time of receipt; (d) on the third day after mailing if mailed by first class mail return receipt requested, postage prepaid and properly addressed as set forth in this Section 12.04; or (e) on the day after delivery to a nationally recognized overnight courier service during its business hours or the Express Mail service maintained by the United States Postal Service during its business hours for overnight delivery against receipt, and properly addressed as set forth in this Section:

If to Seller or Guarantor:	Irwin Union Bank and Trust Company

500 Washington Street – Box 929

Columbus, Indiana 47202-0929

Attention: Gregory F. Ehlinger

Facsimile: (812) 376-1709

With a copy to (which copy shall not constitute notice hereunder):	Ice Miller LLP One American Square, Suite 3100

Indianapolis, Indiana 46282

Attention: Steven K. Humke

Facsimile: (317) 592-4675

E-mail: steven.humke@icemiller.com

Attention: Janice Wilken

Facsimile: (317) 592-4840

E-mail: janice.wilken@icemiller.com

If to Purchaser or Purchaser Guarantor:	EQ Acquisitions 2003, Inc. and Equilease Financial Services, Inc.

50 Washington Street, 10th Floor

Norwalk, CT 06854

Attention: President

Facsimile: (203) 354-3655

With a copy to (which copy shall not constitute notice hereunder):	EQ Acquisitions 2003, Inc. and Equilease Financial Services, Inc.
50 Washington Street, 10th Floor

Norwalk, CT 06854

Attention: General Counsel

Facsimile: (203) 354-3655
     Any party may change its address or other contact information for notice by giving notice to each other party in accordance with the terms of this Section 12.04. In no event shall delivery to a copied Person alone constitute delivery to the party represented by such copied Person.
     Section 12.05. Headings. The article, section and paragraph headings in this Agreement and the Table of Contents hereto are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
     Section 12.06. Construction.
     (a) The parties have participated jointly in the negotiation and drafting of this Agreement and the Related Agreements, and, in the event of an ambiguity or a question of intent or a need for interpretation arises, this Agreement and the Related Agreements shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or any of the Related Agreements.
     (b) Except as otherwise specifically provided in this Agreement or any of the Related Agreements (such as by “sole”, “absolute discretion”, “complete discretion” or words of similar import), if any provision of this Agreement or any of the Related Agreements requires or provides for the consent, waiver or approval of a party, such consent, waiver or approval shall not be unreasonably withheld, conditioned or delayed.
     (c) The Disclosure Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Disclosure of any fact or item in any Disclosure Schedule hereto referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement.
     (d) Words of any gender used in this Agreement or any of the Related Agreements shall be held and construed to include any other gender; words in the singular shall be held to include the plural and words in the plural shall be held to include the singular, unless and only to the extent the context indicates otherwise.
     (e) Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.
     (f) “Hereunder,” “hereof,” “hereto,” “herein,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular article, section or other provision hereof. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Disclosure Schedules shall be deemed references to Articles and Sections of, and Exhibits and Disclosure Schedules to, this Agreement.
     (g) “Including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term.
     (h) “Or” is used in the inclusive sense of “and/or.”
     (i) References to documents, instruments or agreements shall be deemed to refer as well to all addenda, appendices, exhibits, schedules or amendments thereto.
     (j) All references to immediately available funds or dollar amounts contained in this Agreement shall mean United States dollars.
     Section 12.07. Severability. The invalidity or unenforceability of any provision of this Agreement or any of the Related Agreements shall in no way affect the validity or enforceability of any other provision of this Agreement or any of the Related Agreements.

Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable Law. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability, without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.
     Section 12.08. Entire Agreement and Amendment. This Agreement and the Related Agreements, including the Exhibits and Schedules referred to and incorporated by reference herein and therein that form a part of this Agreement and the Related Agreements, contain the entire understanding of the parties with respect to the subject matter of this Agreement and the Related Agreements. There are no representations, promises, warranties, covenants or undertakings other than those expressly set forth in or provided for in this Agreement or the Related Agreements. This Agreement and the Related Agreements supersede all prior agreements and understandings among the parties hereto with respect to the transactions contemplated by this Agreement and the Related Agreements, including, without limitation, the letter of intent by and between the parties hereto, dated as of July 11, 2008. This Agreement may not be amended, supplemented or otherwise modified except by a written agreement executed by each of the parties hereto.
     Section 12.09. No Waiver; Cumulative Remedies. Except as specifically set forth herein, the rights and remedies of the parties to this Agreement are cumulative and not alternative. No failure or delay on the part of any party in exercising any right, power or remedy under this Agreement or any of the Related Agreements shall operate as a waiver of such right, power or remedy, and no single or partial exercise of any such right, power or remedy shall preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. To the maximum extent permitted by applicable Law: (a) no claim or right arising out of this Agreement or any of the Related Agreements can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party shall be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party shall be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or any of the Related Agreements.
     Section 12.10. Parties in Interest. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than Seller and Purchaser, and their respective successors and permitted assigns.
     Section 12.11. Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. Seller shall not have the right to assign or delegate its rights or duties hereunder or under any of the Related Agreements, in whole or in part, without the prior written consent of Purchaser. Purchaser may, with prior notice to Seller, assign or delegate, in whole or in part, its rights and duties under this Agreement and the Related Agreements to any Affiliates or to any Person who shall acquire all or substantially all of the Assets or the then outstanding voting securities of Purchaser whether by purchase, merger, consolidation or otherwise; provided, that such Affiliate or Person, if a total assignment and not an assignment in connection with a secured financing, expressly assumes the Purchaser’s obligations hereunder including, without limitation, such obligations relating to the calculation and payment of the Additional Purchase Price (unless Purchaser, at its option on a partial assignment, remains obligated for the payment of same), and Purchaser may assign its rights and interests hereunder to any financing source that finances its acquisition of the Assets. Except as expressly set forth herein, nothing in this Agreement shall confer any claim, right, interest or remedy on any Person (other than the parties hereto) or inure to the benefit of any Person (other than the parties hereto).
     Section 12.12. Governing Law; Dispute Resolution; Jurisdiction and Venue.
     (a) Applicable Law. The Laws of the State of Indiana shall govern the creation, interpretation, construction and enforcement of and the performance under this Agreement and the Related Agreements and all transactions and agreements contemplated by any of them, as well as any and all claims arising out of or relating in any way to this Agreement or any of the Related Agreements, notwithstanding the choice of Law rules of any other state or jurisdiction.
     (b) Dispute Resolution Process. Any disputes regarding the creation, interpretation, performance or breach of this Agreement that cannot be resolved in the Ordinary Course of Business shall be resolved pursuant to this dispute resolution process, except that any claim relating in any way to or arising in any way from Section 9.01 of this Agreement may be pursued in the appropriate court as set forth in this Agreement without the need to engage in the process set forth in this Section 12.12, and this Section 12.12(b) shall not change or affect in any way the remedies available to either party pursuant to Section 9.02 of this Agreement. The parties agree that time is of the essence with respect to resolving disputes under this Agreement.
     (c) Mandatory Informal Dispute Resolution. Before any Proceeding regarding the creation, interpretation, performance, or breach of this Agreement is pursued in an arbitration, this mandatory informal dispute resolution process must be followed.
     (i) Notice of Claim. The substance of any dispute regarding this Agreement shall be set forth in writing (a “Notice of Claim”) and shall state the exact nature of the claims, the applicable dates relative to the dispute, the precise amount of any dollar amount at issue, the identification of any specific applicable documents that are alleged to govern the dispute and any other information that will help facilitate the prompt resolution of the dispute.
     (ii) Discussion/Meeting Process. Within seven (7) calendar days of receipt of any Notice of Claim, the party receiving the Notice of Claim shall respond in writing with a proposed resolution and arrange for a meeting to be held at the offices of Seller in Columbus, Indiana or via teleconference within ten (10) calendar days. The parties will attempt in good faith to resolve such dispute promptly by negotiation. All negotiations pursuant to this Section 12.12(c)(ii) will be confidential and, with respect to claims involving litigation or anticipated litigation with third parties, will be subject to the joint defense or common interest privilege and/or other privileges. The negotiations will also be treated as compromise and settlement negotiations pursuant to the Federal Rules of Civil Procedure or other applicable rules of civil procedure. If the parties are unable to resolve a dispute within five (5) Business Days after the meeting held in response to the Notice of Claim, the issue giving rise to the dispute shall be referred to and resolved by a senior executive officer of Purchaser and a senior executive officer of Seller (the “Designated Parties”), as applicable. No attorneys (other than in-house counsel acting in the role of business advisor) may be present for this meeting. If the claims are not resolved by the Designated Parties within a further ten (10) Business Days, or if any party fails for any reason to participate in any meetings to resolve the dispute, then either party may proceed immediately to mandatory, non-binding mediation.
     (iii) Mandatory, Non-Binding Mediation Process. If a Notice of Claim has not been resolved by the process set forth in Section 12.12(c)(ii), then, at the written request (the “Mediation Request”) of either party, the parties shall engage in mandatory, non-binding mediation, before a single mediator, to be held in Indianapolis, Indiana. If the parties cannot agree on a mediator within ten (10) calendar days of the receipt by the non-notifying party of the Mediation Request, then each party shall select an outside attorney, and the two chosen attorneys shall select the single mediator within ten (10) calendar days after receiving the Mediation Request. The mediation shall be held as soon as possible and no later than twenty (20) Business Days after the mediator has been selected. The mediation shall be conducted pursuant to the methods chosen by the mediator and the parties to best facilitate the particular dispute. All aspects of the mediation process shall be strictly confidential, and no part of such process shall be used or admissible in subsequent arbitration or court proceedings for any reason. Each party shall pay its own expenses related to the mediation, and each party shall pay for one-half of the mediator’s fees and expenses. The mediation process shall continue until either the mediator states in writing that the mediation process has been unsuccessful or either of the parties provides a written demand that the dispute be resolved through binding arbitration as set forth in Section 12.12(d).
(d)   Binding Arbitration.
(i)	Arbitration Demand/Response/Reply. After first complying with the foregoing provisions of Section 12.12, either party may initiate a binding arbitration process to decide any dispute under this Agreement by providing a written demand for arbitration (the “Arbitration Demand”) to the Person designated to receive notice. Any Arbitration Demand shall state specifically the nature of the claim(s), the relevant time periods, the document(s), if any, that are alleged to govern the dispute, the names of any relevant known witnesses associated with either of the parties, the identification of any third parties that may be relevant to the dispute, a specific dollar amount alleged to be owing, if any, and any other specific information that may be necessary to define the nature of the dispute. The party receiving the Arbitration Demand shall provide a written response (the “Arbitration Response”) within ten (10) calendar days after receiving the Arbitration Demand. The Arbitration Response may be a simple denial or may set forth in writing any counterclaims including the same type of information required in an original Arbitration Demand. If an Arbitration Response includes any counterclaims, then the party originally demanding the arbitration may reply within ten (10) calendar days after receiving the Arbitration Response. If any party fails to respond to any claim or counterclaim, the party shall be deemed to deny the demand.
     (ii) Selection/Expense of Arbitrators. If the parties are unable to agree upon a single arbitrator, then each party shall select one (1) arbitrator and the two (2) selected arbitrators (“Arbitrators”) shall select a third, neutral arbitrator (the “Neutral Arbitrator”). The Arbitrators and the Neutral Arbitrator shall serve as a panel of three (3) arbitrators who shall jointly decide all issues. The Neutral Arbitrator shall be a lawyer who has been engaged in the practice of law for at least ten (10) years with experience in commercial disputes in the commercial finance industry. The party selecting an Arbitrator shall pay all of the fees and expenses of that Arbitrator, in each case, and the fees and expenses of the Neutral Arbitrator shall be split by the parties, unless the Arbitration Award provides differently. If for any reason a Neutral Arbitrator cannot be selected by agreement, the parties may petition a court of competent jurisdiction for the appointment of a Neutral Arbitrator.
     (iii) Location/Timing. The arbitration shall be held at a neutral location in Indianapolis, Indiana as soon as possible and in any event within ninety (90) calendar days after the selection of the sole arbitrator or Neutral Arbitrator, as the case may be.
     (iv) Discovery/Briefing and Presentation of Evidence. Each party shall have the right to engage in reasonable pre-arbitration discovery in the form of requests for production of documents and depositions as allowed by the arbitration panel. Presentation of the case shall include: opening statements, testimony of necessary witnesses, stipulated or properly authenticated documents and closing statements. Each party may compel existing employees of the opposing party to testify. No documents may be submitted as evidence unless the documents have been provided to the opposing party in advance of the arbitration as allowed by the arbitrators’ panel. Either party may demand that a transcript of the hearing be prepared. If such a demand is made, then the parties shall each pay one-half of the cost of the transcript.
     (v) Arbitration Award. The arbitration panel shall issue a reasoned decision in writing within thirty (30) days of the arbitration.

Indiana Law shall be used by the arbitration panel to decide all questions, claims or disputes, notwithstanding any choice of Law provisions to the contrary. The arbitration panel shall have the authority to order the losing party to pay some or all of the fees and expenses of the arbitration proceeding to the prevailing party as part of the arbitration award (the “Arbitration Award”). The arbitration panel shall not have the authority to award any punitive damages to any party. The Arbitration Award shall be final and binding on the parties, except that either party may appeal as provided in the Indiana Uniform Arbitration Act or the Federal Arbitration Act. The Arbitration Award may be enforced in any court having jurisdiction over the parties and the subject matter.
     (e) Court Proceedings. Any action or Proceeding permitted by the terms of this Agreement to be filed in a court, which action or Proceeding is brought to enforce, challenge or construe the terms or making of this Agreement or any of the Related Agreements, and any claims arising out of or related to this Agreement or any of the Related Agreements, may be brought and litigated in a state or federal court having subject matter jurisdiction and located in Indianapolis, Indiana. For the purpose of any such action or Proceeding instituted with respect to any claim arising out of or related to this Agreement or any of the Related Agreements, each party hereby irrevocably submits to the jurisdiction of the state or federal courts having subject matter jurisdiction and located in Indianapolis, Indiana. Each party hereby irrevocably waives any objection or defense which it may now or hereafter have of improper venue, forum non conveniens or lack of personal jurisdiction; provided, however, that either party, in its sole discretion, may elect to bring any action or claim relating to or arising out of a breach by the other party of Section 9.01 of this Agreement in the county or state where the breach occurred or where either party can be found. Each party further irrevocably consents to the service of process out of such courts by the mailing of a copy thereof, by registered mail, postage prepaid, to the party and agrees that such service, to the fullest extent permitted by applicable Laws, (i) shall be deemed in every respect effective service of process upon it in any suit, action or Proceeding arising out of or related to this Agreement or any of the Related Agreements and (ii) shall be taken and held to be valid personal service upon and personal delivery to it. Nothing herein contained shall affect the right of each party to serve process in any other manner permitted by applicable Laws.
     Section 12.13. Waiver of Jury Trial. For any action or Proceeding which is permitted under this Agreement to be filed in a court, each party hereby expressly and irrevocably waives any right to a trial by jury in such action or Proceeding, including but not limited to those actions or Proceedings to enforce or defend any rights under this Agreement or any of the Related Agreements or under any amendment, consent, waiver, instrument, document or agreement delivered or which may in the future be delivered in connection with any of them or arising from any relationship existing in connection with this Agreement or any of the Related Agreements. Each party agrees that in any such action or Proceeding, the matters shall be tried to a court and not to a jury.
     Section 12.14. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same agreement. Facsimile transmission of a counterpart hereto shall constitute an original hereof.
     Section 12.15. Certain Understandings. Each of the parties hereto is a sophisticated Person that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Accordingly, each of the parties hereto hereby acknowledges that the Parties’ respective rights and obligations with respect to this Agreement and the events giving rise thereto will be solely as set forth in this Agreement.
     Section 12.16. Guaranty of Guarantor. Guarantor hereby guaranties to the Purchaser the prompt payment, performance and full discharge by Seller of any and all obligations of Seller under Article VII of this Agreement including any amount which becomes payable by Seller to Purchaser pursuant to Section 7.06 of this Agreement (collectively, the “Guarantied Obligations”). Such guaranty is an absolute, unconditional, and continuing guaranty of payment that shall remain in full force and effect without respect to future changes in conditions. Guarantor agrees that it is directly liable to Purchaser with respect to this guaranty, that its obligations hereunder are independent of the obligations of Seller, and that a separate action may be brought against Guarantor whether or not such action is brought against Seller and whether or not Seller is joined in such action. Guarantor agrees that its liability hereunder shall not be contingent upon the exercise or enforcement by Purchaser of whatever remedies it may have against Seller. To the maximum extent permitted by Law, Guarantor hereby waives: (1) notice of acceptance hereof; (2) notice of any accommodations made or extended to Seller; (3) notice of the amount of the Guaranteed Obligations; (4) notice of any adverse change in the financial condition of Seller or of any other fact that might increase Guarantor’s risk hereunder; and (5) all other notices (except if such notice is specifically required to be given to Guarantor hereunder) and demands to which Guarantor might otherwise be entitled. To the maximum extent permitted by Law, Guarantor hereby waives the right by statute or otherwise to require Purchaser to institute suit against Seller or to exhaust any rights and remedies that Purchaser has or may have against Seller.
     Section 12.17. Guaranty of Purchaser Guarantor. Purchaser Guarantor hereby guaranties to the Seller the prompt payment, performance and full discharge by Purchaser of any amount which becomes payable by Purchaser to Seller pursuant to Section 1.03(b) of this Agreement (collectively, the “Purchaser Guarantied Obligations”). Such guaranty is an absolute, unconditional, and continuing guaranty of payment that shall remain in full force and effect without respect to future changes in conditions. Purchaser Guarantor agrees that it is directly liable to Seller with respect to this guaranty, that its obligations hereunder are independent of the obligations of Purchaser, and that a separate action may be brought against Purchaser Guarantor whether or not such action is brought against Purchaser and whether or not Purchaser is joined in such action. Purchaser Guarantor agrees that its liability hereunder shall not be contingent upon the exercise or enforcement by Seller of whatever remedies it may have against Purchaser. To the maximum extent permitted by Law, Purchaser Guarantor hereby waives: (1) notice of acceptance hereof; (2) notice of any accommodations made or extended to Purchaser; (3) notice of the amount of the Purchaser Guaranteed Obligations; (4) notice of any adverse change in the financial condition of

Purchaser or of any other fact that might increase Purchaser Guarantor’s risk hereunder; and (5) all other notices (except if such notice is specifically required to be given to Purchaser Guarantor hereunder) and demands to which Purchaser Guarantor might otherwise be entitled. To the maximum extent permitted by Law, Purchaser Guarantor hereby waives the right by statute or otherwise to require Seller to institute suit against Purchaser or to exhaust any rights and remedies that Seller has or may have against Purchaser.
     Section 12.18. Specific Performance. Seller and Purchaser hereby acknowledges that any breach of this Agreement may cause irreparable injury to the other party and its Affiliates and subsidiaries, for which the other party shall not have an adequate remedy at law. Accordingly, Seller and Purchaser agree that the other party shall have the right to seek and obtain specific performance against it with respect to any such breach without having to comply with the provisions of Section 12.12 of this Agreement.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

“PURCHASER”

EQ ACQUISITIONS 2003, INC.

		By:	/s/ Gary Silverhardt

		Printed:	Gary Silverhardt

		Title:	President

“PURCHASER GUARANTOR”

EQUILEASE FINANCIAL SERVICES, INC.

		By:	/s/ Gary Silverhardt

		Printed:	Gary Silverhardt

		Title:	President

“SELLER”

IRWIN COMMERCIAL FINANCE CORPORATION, EQUIPMENT FINANCE

Attest:	/s/ Steven R. Schultz	By:	/s/ William I. Miller

Printed:	Steven R. Schultz	Printed:	William I. Miller

Title:	Secretary	Title:	Chairman

“GUARANTOR”

IRWIN UNION BANK AND TRUST COMPANY

Attest:	/s/ Steven R. Schultz	By:	/s/ William I. Miller

Printed:	Steven R. Schultz	Printed:	William I. Miller

Title:	Secretary	Title:	Chairman and President

Signature Page to Irwin Asset Purchase Agreement

LIST OF EXHIBITS

Exhibit A	Bill of Sale

Exhibit B	Assignment and Assumption Agreement

Exhibit C	Transition Services Agreement

Exhibit D	Funding Commitment Letter

Exhibit E	Custodial Receipt
Exhibits

EXHIBIT A
Bill of Sale
(See attached)
Exhibits

EXHIBIT B
Assignment and Assumption Agreement
(See attached)
Exhibits

EXHIBIT C
Transition Services Agreement
(See attached)
Exhibits

EXHIBIT D
Funding Commitment Letter
(See attached)
Exhibits

EXHIBIT E
Custodial Receipt
(See attached)
Exhibits